Exhibit 10.2

Execution Version

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	BANK of AMERICA, N.A., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, NY 10036

WF INVESTMENT HOLDINGS, LLC, WELLS FARGO SECURITIES, LLC One Wells Fargo Center 301 South College Street Charlotte, NC 28288-0737	WELLS FARGO CAPITAL FINANCE, LLC 2450 Colorado Avenue Suite 3000 West Santa Monica, CA 90404

December 15, 2011

United Rentals, Inc.

5 Greenwich Office Park

Greenwich, CT 06831

Attention: Irene Moshouris, Senior Vice President and Treasurer

Project Powder

Commitment Letter

$650.0 million Senior Secured Bridge Facility

$1,550.0 million Senior Unsecured Bridge Facility

$1,800.0 million ABL Revolving Credit Facility

Ladies and Gentlemen:

United Rentals, Inc. (“you” or “Holdings”) have advised Morgan Stanley Senior Funding, Inc. (“MSSF”), Bank of America, N.A. (“BofA”), WF Investment Holdings, LLC (“WF”) and Wells Fargo Capital Finance, LLC (“WFCF” and, together with MSSF, BofA and WFCF, “we”, “us” or the “Commitment Parties”) that you intend to acquire (the “Acquisition”) 100% of the outstanding capital stock of a company previously identified to us and code-named Republic (the “Target”) pursuant to a merger agreement between you and the Target for an aggregate purchase price of approximately $4.5 billion (including the assumption of certain indebtedness of Target and its subsidiaries), a portion of which will be used to retire indebtedness. We understand that the Acquisition and related transactions will be structured as set forth in Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or in Exhibit B attached hereto (the “Secured Bridge Term Sheet”), Exhibit C attached hereto (the “Unsecured Bridge Term Sheet”), Exhibit D attached hereto (the “Replacement ABL Term Sheet”), Exhibit E attached hereto (the “ABL Amendment Term Sheet”) or Exhibit F attached hereto (the “Conditions Term Sheet” and, together with the Secured Bridge Term Sheet, the Unsecured Bridge Term Sheet, the Replacement ABL Term Sheet and the ABL Amendment Term Sheet, the “Term Sheets”, and collectively with this letter, this “Commitment Letter”). All references to “dollars” or “$” in this Commitment Letter are references to United States dollars.

We understand that the total cash funding required to effect the Acquisition and the Refinancing, to obtain the Requisite Consents, to pay the fees and expenses incurred in connection with the Acquisition and the Refinancing and to provide for the ongoing working capital and general corporate needs of the Borrower and its subsidiaries shall be financed with the borrowings under the Bridge Facilities (as defined below) and/or the proceeds of the issuances of Notes described in the Transaction Description and, subject to there being no increases to the facility size (as existing on the date of the Commitment Letter) under the UNA ABL Facility or the Existing Securitization Facility to the extent such increases would reasonably be expected to impair the ability to secure the Senior Secured Notes (as defined below) and/or Senior Secured Bridge Facility on the Springing Security Date (as defined below), borrowings under the UNA ABL Facility (as defined below) and under the Existing Securitization Facility (as defined in the UNA Existing ABL Facility as in effect on the date hereof). In addition, we understand that you intend to (a) obtain an amendment (the “ABL Amendment”) to the Amended and Restated Credit Agreement, dated as of October 14, 2011, among United Rentals (North America), Inc., a wholly owned subsidiary of Holdings (“UNA”), Holdings, the subsidiary borrowers party thereto, the subsidiary guarantors party thereto, the lenders party thereto from time to time (the “Existing ABL Lenders”) and Bank of America, N.A., as administrative agent and collateral agent (the “Existing ABL Administrative Agent”) (as in effect on the date hereof, the “UNA Existing ABL Facility” and, as the UNA Existing ABL Facility is amended by the ABL Amendment, the “UNA ABL Facility”) and certain Loan Documents (as defined therein) on the terms provided in the “Summary of Amendment to UNA Existing ABL Facility” set forth in the ABL Amendment Term Sheet, which ABL Amendment will, inter alia, (x) permit the Acquisition and (y) require the consent of the “Required Lenders” under, and as defined in, the UNA Existing ABL Facility (the “Requisite Consents”) or (b) if the ABL Amendment shall not become effective on or prior to the Closing Date, refinance in full the UNA Existing ABL Facility with a new asset-based revolving credit facility (the “UNA Replacement ABL Facility”) as described in the Replacement ABL Term Sheet in an aggregate committed amount equal to $1,800.0 million. If the UNA Replacement ABL Facility is to be provided in lieu of the UNA ABL Facility as set forth above, each reference to the “UNA ABL Facility” in this Commitment Letter shall be deemed to be a reference to the “UNA Replacement ABL Facility”. The Acquisition, the Refinancing, the entering into of this Commitment Letter, the obtaining of the Requisite Consents (if applicable), the borrowing under the UNA ABL Facility, the issuance of the Notes or the borrowings under the Bridge Facilities and the related transactions contemplated by the foregoing as well as the payment of fees, commissions and expenses in connection with each of the foregoing, are collectively referred to as the “Transactions.” The date on which the Acquisition and the Refinancing are consummated, borrowings are made under the UNA ABL Facility and any initial borrowings are made under the Bridge Facilities is referred to herein as the “Closing Date”. No other financing will be required for the Transactions. It is understood and agreed that any reduction in the aggregate cash consideration to be used to effect the Acquisition shall automatically reduce our commitment in respect of the Bridge Facilities on a dollar-for-dollar basis, with such reduction being allocated firstly to the Senior Unsecured Bridge Facility, then secondly to the Senior Secured Bridge Facility.

1. Commitments. Each of (a) MSSF, BofA and WF is pleased to commit, severally but not jointly, to provide 50.0%, 25.0% and 25.0%, respectively, of the Senior

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Secured Bridge Facility, on the terms set forth herein and in the Secured Bridge Term Sheet and subject to the conditions set forth in the third paragraph of this Section 1; (b) MSSF, BofA and WF is pleased to commit, severally but not jointly, to provide 50.0%, 25.0% and 25.0%, respectively, of the Senior Unsecured Bridge Facility, on the terms set forth herein and in the Unsecured Bridge Term Sheet and subject to the conditions set forth in the third paragraph of this Section 1; (c) if the ABL Amendment shall not become effective on or prior to the Closing Date, MSSF, BofA and WFCF is pleased to commit, severally but not jointly, to provide 25.0%, 50.0% and 25.0%, respectively, of the UNA Replacement ABL Facility, on the terms set forth herein and in the Replacement ABL Term Sheet and subject to the conditions set forth in the third paragraph of this Section 1 and (d) MSSF, BofA and WFCF agrees to provide its consent to the ABL Amendment for the Commitments (as defined in the UNA Existing ABL Facility) it holds as an Existing ABL Lender under the UNA Existing ABL Facility as of the date hereof and any additional Commitments (as defined in the UNA Existing ABL Facility) it acquires hereafter (provided that each of MSSF, BofA and WFCF shall be permitted to assign any such Commitments in accordance with the UNA Existing ABL Facility so long as the transferee of such Commitment shall either (x) agree to the requirements of this clause (d) with respect to such assigned Commitment or (y) be bound by the consent to the ABL Amendment of the transferor of such Commitment) on the terms set forth herein and in the ABL Amendment and subject to the payment of the consent fee in respect of such consent and the conditions set forth in the third paragraph of this Section 1.

It is agreed that (a) MSSF, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Wells Fargo Securities, LLC (“WFS”) shall act as exclusive joint lead arrangers, book-runners and syndication agents for the each of the Bridge Facilities (in such capacities, the “Bridge Lead Arrangers”), (b) MSSF and its affiliates will have “lead left” placement on all marketing materials relating to the Bridge Facilities and will perform the duties and exercise the authority customarily performed and exercised by them in such role, including acting as sole manager of the physical books, (c) MLPFS and its affiliates and WFS and its affiliates will appear immediately to the right of MSSF and its affiliates in alphabetical order on all marketing materials relating to the Bridge Facilities, (d) MLPFS, MSSF and WFCF shall act as exclusive joint lead arrangers, book-runners and syndication agents for the ABL Amendment and the UNA Replacement ABL Facility (in such capacities, the “UNA ABL Lead Arrangers” and, together with the Bridge Lead Arrangers, the “Lead Arrangers”), (e) MLPFS and its affiliates will have “lead left” placement on all marketing materials relating to the ABL Amendment and the UNA Replacement ABL Facility and will perform the duties and exercise the authority customarily performed and exercised by them in such role, including acting as sole manager of the physical books, (f) MSSF and its affiliates and WFCF and its affiliates will appear immediately to the right of MLPFS and its affiliates in alphabetical order on all marketing materials relating to the ABL Amendment and the UNA Replacement ABL Facility and (g) MSSF shall act as administrative agent for each of the Bridge Facilities (in such capacity, the “Bridge Administrative Agents”) and BofA shall act as administrative agent for the UNA Replacement ABL Facility (in such capacity, the “ABL Replacement Administrative Agent” and together with the Bridge Administrative Agents, the “Administrative Agents”). It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed and no Lender (as defined below) will receive compensation with respect to any of the Facilities outside the terms contained in this Commitment Letter and the joint fee letter (the

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“Joint Fee Letter”) executed simultaneously herewith in order to obtain its commitment to participate in the Facilities, in each case unless you and each of us so agree; provided that, at any time on or prior to the 30th day following your execution and delivery of this Commitment Letter, you may (in consultation with Lead Arrangers) appoint up to five additional co-managers reasonably acceptable to the Lead Arrangers for each of the Facilities by their entry into a joinder agreement to this Commitment Letter, provided that fee arrangements may be provided through separate agreements (other than the ABL Amendment) (together with their affiliates, the “Additional Agents”) so long as (i) the aggregate economics payable to such Additional Agents for each Facility (other than the ABL Amendment) shall not exceed 10% of the total economics which would otherwise be payable to the Commitment Parties pursuant to the Joint Fee Letter with respect to such Facility (exclusive of any fees payable to an administrative agent or collateral agent in its capacity as such or consent fees in connection with the ABL Amendment), (ii) the economics allocated to any individual Additional Agent shall be the same for each Facility (other than the ABL Amendment) (it being understood that the various Additional Agents will not be required to have the same percentages with respect to the Facilities as the other Additional Agents); (iii) each Additional Agent appointed with respect to a Facility shall agree to provide its consent to the ABL Amendment for the Commitments (as defined in the UNA Existing ABL Facility) it holds as an Existing ABL Lender under the UNA Existing ABL Facility at the time the Requisite Consents are obtained under the ABL Amendment (determined after giving effect to such consents of the Commitment Parties and Additional Agents required hereunder) and shall severally commit to the Lead Arrangers to provide the percentage of such Facility (other than the ABL Amendment) in an amount equal to the proportion of the economics it is to receive with respect to such Facility pursuant to customary joinder agreements to this Commitment Letter, which joinder agreements shall be reasonably satisfactory to the Lead Arrangers, and (iv) the commitments of MSSF, BofA and WFCF hereunder will be reduced ratably by the amount of the commitments of each such Additional Agent (or its relevant affiliate) under the applicable Facility. Notwithstanding the appointment of Additional Agents in accordance with this Section 1, the Lead Arrangers shall retain exclusive control over all rights and obligations in respect of the Bridge Facilities and the UNA Replacement ABL Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date.

The commitment and other obligations of the Commitment Parties hereunder are subject to the satisfaction of the following conditions:

(a) the negotiation, execution and delivery of definitive loan documentation, including without limitation credit agreements, security agreements, guarantees, intercreditor agreements and other customary documentation, for the Senior Secured Bridge Facility (the “Senior Secured Bridge Documentation”), the Senior Unsecured Bridge Facility (the “Senior Unsecured Bridge Documentation”) and the ABL Amendment (the “ABL Amendment Documentation”) or the UNA Replacement ABL Facility (the “Replacement ABL Documentation”; the Senior Secured Bridge Documentation, the Senior Unsecured Bridge Documentation and the ABL Amendment Documentation or Replacement ABL Documentation, as applicable, is collectively referred to herein as the “Financing Documentation”), in each case consistent with the terms and conditions set forth herein, in the Term Sheets and in the Joint Fee Letter and otherwise in form and substance reasonably satisfactory to the Commitment Parties;

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(b) (i) since December 31, 2010, through and including the date of this Commitment Letter, there has not been any change in the business, financial condition or results of operations of the Target and its subsidiaries, taken as a whole, or any other change, event, effect, development, state of facts, condition, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Target Material Adverse Effect and (ii) since the date of this Commitment Letter, there shall not have occurred any change, event, circumstances or development that has had, or is reasonably likely to have, a Target Material Adverse Effect. For the purposes of this clause (b), “Target Material Adverse Effect” means any change, event, effect, development, state of facts, condition, occurrence or circumstance which, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than (x) any such change, event, effect, development, state of facts, condition, occurrence or circumstance to the extent resulting from (A) any changes after the date of the Merger Agreement in general economic, or financial, credit, capital or banking markets or conditions (including any disruption thereof), (B) any changes after the date of the Merger Agreement in interest, currency or exchange rates or the price of any security, commodity or market index, (C) any changes in the conditions generally affecting the industries in which the Company and its Subsidiaries operate, (D) any changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or the interpretation or enforcement thereof, (E) any decrease of the ratings or the ratings outlook for the Company or any of its Subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease (it being understood, however, that the exception in this clause (E) shall not apply to the underlying causes giving rise to or contributing to any such decrease or prevent any of such underlying causes from being taken into account in determining whether a Target Material Adverse Effect has occurred), (F) any change resulting from the announcement of the Merger Agreement, including any loss of, or adverse change in, the relationship of the Company and/or its Subsidiaries with any persons with whom they transact business (provided that the exception in this clause (F) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.05 of the Merger Agreement), (G) any outbreak, escalation or occurrence after the date of the Merger Agreement of major hostilities in which the United States is involved or any acts of terrorism within the United States or directed against its facilities or citizens wherever located, (H) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, (I) compliance by the Company and its Subsidiaries with the terms of the Merger Agreement, including the failure to take any action restricted by the Merger Agreement or (J) any actions taken, or not taken, by the Company or any of its Subsidiaries with the consent or waiver of Purchaser (with the consent of the Commitment Parties); provided, however, that the foregoing clauses (A), (B), (C), (G) and (H) shall not apply to the extent that any such change, effect, event, development,

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state of facts, condition, occurrence or circumstance disproportionately affects the Company and/or its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries participate (but only to the extent of such disproportionality), or (y) any failure, in and of itself, of the Company to meet any internal or analyst projections, forecasts or estimates of revenue or earnings or any decrease in the market price or trading volume of the Company Common Shares (it being understood, however, that the exception in this clause (y) shall not apply to the underlying causes giving rise to or contributing to any such failure or decrease or prevent any of such underlying causes from being taken into account in determining whether a Target Material Adverse Effect has occurred); or (ii) has prevented, materially delayed or materially impaired and would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger, the Subsequent Mergers and the other transactions contemplated by the Merger Agreement. Capitalized terms used in the definition of “Target Material Adverse Effect” (other than “Merger Agreement” and “Target Material Adverse Effect”) shall have the meanings ascribed to such terms in the Merger Agreement (as originally in effect); and

(c) satisfaction of the other conditions set forth in the Term Sheets under the captions “Conditions Precedent to Funding” and in the Conditions Term Sheet.

Notwithstanding anything in this Commitment Letter, the Joint Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and events of default relating to Holdings, the Target and their respective subsidiaries and businesses the accuracy of which shall be a condition to availability of the Bridge Facilities and the UNA Replacement ABL Facility (if to be provided) on the Closing Date shall be (A) such of the representations made by the Target in the Merger Agreement that are material to the interests of the Lenders, but only to the extent that you have the right (determined without regard to any notice requirement) to terminate your obligations (or to refuse to consummate the Acquisition) under the Merger Agreement as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Financing Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth in this Section 1 are satisfied (it being understood and agreed that (i) without limiting any other condition to the availability of the UNA Replacement ABL Facility, other than with respect to initial extensions of credit on the Closing Date as provided in the Replacement ABL Term Sheet under clause (A)(iv) in the caption “Conditions Precedent to Funding”, each extension of credit under the UNA Replacement ABL Facility shall not exceed availability under the applicable portion of the UNA Replacement ABL Facility, with a component of availability being sufficient eligible assets in the required borrowing base in which the administrative agent under the UNA Replacement ABL Facility has a first priority perfected security interest and (ii) subject to clause (i) above, in the case of the UNA Replacement ABL Facility, (A) other than with respect to any UCC/PPSA Filing Collateral or Stock Certificates (each as defined below), to the extent any Collateral cannot be delivered, or a security interest therein cannot be perfected, on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of, or perfection of a security interest in, such Collateral shall not constitute a condition precedent to the availability of the UNA Replacement ABL

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Facility on the Closing Date, but such Collateral shall instead be required to be delivered, or a security interest therein perfected, after the Closing Date pursuant to arrangements and timing to be mutually agreed by the parties hereto acting reasonably, (B) with respect to perfection of security interests in UCC/PPSA Filing Collateral, your sole obligation as a condition precedent to the availability of the UNA Replacement ABL Facility on the Closing Date shall be to deliver, or cause to be delivered, necessary UCC and PPSA financing statements to the ABL Replacement Administrative Agent and to irrevocably authorize and to cause the applicable grantor to irrevocably authorize such administrative agent to file such UCC and PPSA financing statements and (C) with respect to perfection of security interests in Stock Certificates, your sole obligation as a condition precedent to the availability of the UNA Replacement ABL Facility on the Closing Date shall be to deliver to such administrative agent original Stock Certificates together with undated stock powers executed in blank. For purposes hereof, (1) “UCC/PPSA Filing Collateral” means Collateral consisting of assets of Holdings, Target and their respective subsidiaries for which a security interest can be perfected by filing a Uniform Commercial Code or PPSA financing statement; and (2) “Stock Certificates” means certificates representing equity interests held by Holdings, Target and their respective subsidiaries required as Collateral pursuant to the Replacement ABL Term Sheet. For purposes hereof, “Specified Representations” means the representations and warranties as to due organization, due corporate power and authority relating to the entering into and performance of the Financing Documentation, the due authorization, execution, delivery and enforceability of the Financing Documentation, the Financing Documentation and the Transactions not conflicting with charter documents, applicable law or material indebtedness, solvency on the Closing Date (determined on a consolidated basis after giving effect to the consummation of the Transactions), Federal Reserve margin regulations, Investment Company Act, Patriot Act, OFAC and, in the case of the UNA Replacement ABL Facility and subject to the immediately preceding sentence, the validity, priority and perfection of security interests. The foregoing provisions of this paragraph are referred to herein as the “Funds Certain Provisions”.

2. Syndication. The Lead Arrangers reserve the right, prior to or after execution of the Financing Documentation, to syndicate all or part of the Commitment Parties’ commitments for each of the Bridge Facilities and/or UNA Replacement ABL Facility, as the case may be, to one or more financial institutions or institutional lenders after consultation with you. Notwithstanding the Lead Arrangers’ right to syndicate the Bridge Facilities and the UNA Replacement ABL Facility and receive commitments with respect thereto, and except as otherwise provided in the second paragraph of Section 1 above, (i) the Commitment Parties will not be relieved of all or any portion of their commitments hereunder prior to the initial funding under the Bridge Facilities and the UNA Replacement ABL Facility, (ii) no Commitment Party shall assign more than 49% of its aggregate commitment (or, if any Additional Agents are appointed, 49% of its aggregate commitments after taking into account the reduction thereof pursuant to the second paragraph of Section 1 above) under either of the Bridge Facilities or the UNA Replacement ABL Facility prior to the Closing Date and (iii) the Lead Arrangers shall retain exclusive control over all rights and obligations in respect of the Bridge Facilities and the UNA Replacement ABL Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date. Without limiting your obligations to assist with syndication efforts as set forth herein, the Commitment Parties agree that completion of such syndications is not a condition to its commitments hereunder.

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The Lead Arrangers intend to commence syndication efforts promptly after the execution of this Commitment Letter by you and you agree to assist the Lead Arrangers in achieving a syndication in respect of each Facility that is reasonably satisfactory to the Lead Arrangers until the earlier of (x) the date that a “Successful Bridge Syndication” or “Successful ABL Syndication” (as each such term is defined in the Joint Fee Letter), as the case may be, is achieved and (y) 60 days after the Closing Date. Such syndication will be accomplished by a variety of means, including direct contact during the syndication for a Facility between your senior management and advisors and (to the extent provided for under the Merger Agreement) the senior management and advisors of the Target, on the one hand, and the proposed syndicate members for such Facility (such members in respect of the Senior Secured Bridge Facility being referred to as the “Senior Secured Bridge Lenders”, such members in respect of the Senior Unsecured Bridge Facility being referred to as the “Senior Unsecured Bridge Lenders” and such members in respect of the UNA Replacement ABL Facility being referred to as the “ABL Lenders” and, collectively, the “Lenders”) at mutually agreed times and places. The Lead Arrangers will exclusively manage all aspects of the syndication in consultation with you, including the timing, scope and identity of potential lenders, any agency or other title designations or roles awarded to any potential lender, any compensation provided to each potential lender from the amount paid to the Lead Arrangers pursuant to this Commitment Letter and the Joint Fee Letter and the final allocation of the commitments in respect of the Facilities among the Lenders.

To assist the Commitment Parties in its syndication efforts, you hereby covenant and agree:

(a) to provide, and use your commercially reasonable efforts to cause your advisors, the Target, its subsidiaries and its advisors to provide, the Lead Arrangers and the other relevant syndicate members upon request with all information reasonably requested by the Lead Arrangers, including but not limited to the financial and other information required to be provided by you pursuant to Section 1(c) of the Conditions Term Sheet, pro forma projections for UNA and its subsidiaries (including Target and its subsidiaries) including income statements, balance sheets and cash flow statements prepared on a quarterly basis through December 2012 and on an annual basis through December 2016 and to the extent reasonably requested financial and other information, reports, memoranda and evaluations prepared by, on behalf or at the direction of, you or your subsidiaries or advisors or the Target or its subsidiaries or advisors;

(b) to assist in the preparation of one or more confidential information memoranda (including public and private versions thereof) and other customary marketing materials, in each case in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arrangers, to be used in connection with the syndication of each Facility;

(c) to use your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending and banking relationships and (to the extent provided for under the Merger Agreement) the existing lending and banking relationships of the Target and its subsidiaries;

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(d) to use your commercially reasonable efforts to obtain corporate credit or family ratings of the Borrower after giving effect to the Transactions and ratings for the Notes, in each case, from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”);

(e) to ensure that prior to the earlier of (x) the date that a Successful Bridge Syndication and Successful ABL Syndication is achieved and (y) 60 days after the Closing Date, there shall be no competing issues of debt securities or commercial bank or other debt facilities or securitizations (including any renewals or refinancing thereof) by Holdings, the Target or any of their respective subsidiaries being offered, placed or arranged (other than the Facilities, the Notes, the ABL Amendment, any indebtedness of the Target and its subsidiaries permitted to be incurred pursuant to the Merger Agreement prior to the consummation of the Acquisition and any increases to the facility size (as existing on the date of the Commitment Letter) under the UNA ABL Facility or the Existing Securitization Facility to the extent such increases would not reasonably be expected to impair the ability to secure the Senior Secured Notes (as defined below) and/or Senior Secured Bridge Facility on the Springing Security Date (as defined below)), including renewals or refinancing of any existing debt, in each case without the prior consent of the Lead Arrangers; and

(f) to otherwise assist the Lead Arrangers with the hosting of, and making available your and (to the extent provided for under the Merger Agreement) the Target’s officers, representatives and advisors at mutually agreed times for, one or more meetings with prospective Lenders.

3. Information. You represent and warrant (to your knowledge solely with respect to the Information (as defined below) in respect of the Target) that (a) all written information (other than the Projections referred to below and information of a general economic or industry nature) that has been or will hereafter be made available by or on behalf of you, the Borrower, the Target or by any of your or their respective agents or representatives in connection with the Transactions (the “Information”) to the Commitment Parties or any of their respective affiliates, agents or representatives or to any Lender or any potential Lender when taken as a whole is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in the light of the circumstances under which such statements were or are made and (b) all written financial projections (the “Projections”), if any, that have been or will be prepared by you or on your behalf or by any of your representatives and made available to the Commitment Parties or any of their affiliates, agents or representatives or to any Lender or any potential Lender in connection with the Transactions have been or will be prepared in good faith based upon assumptions that you believed to be reasonable at the time made and at the time such Projections are made available to the Lead Arrangers (it being understood (i) that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, (ii) that such Projections are subject to significant uncertainties and contingencies and (iii) that no assurance can be given that

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any particular projections will be realized). You agree that, if at any time prior to the Closing Date and, if requested by us, for a reasonable period (not to exceed 60 days) thereafter as is necessary to complete the syndication of the Bridge Facilities and, if applicable, the UNA Replacement ABL Facility, any of the representations or warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly advise the Lead Arrangers thereof and supplement, or cause to be supplemented, the Information and Projections as promptly as practicable so that such representations and warranties will be correct at such time. You agree that, in issuing the commitments hereunder and in arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections furnished by you or on your behalf or on behalf of the Target without independent verification thereof.

You agree that the Lead Arrangers may make available any Information and Projections (collectively, the “Company Materials”) to potential Lenders (in connection with the syndication of the Facilities) and Lenders (in connection with the Facilities) by posting the Company Materials on IntraLinks, the Internet or another similar electronic system. You further agree to assist, at the request of the Lead Arrangers, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of each Facility, consisting exclusively of information or documentation that is either (i) publicly available (or contained in the prospectus or other offering memorandum for the Notes) or (ii) not material with respect to Holdings, the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” It is understood that in connection with your assistance described above, the Borrower shall provide the Lead Arrangers with customary authorization letters (including customary representations with respect to accuracy of information) for inclusion in any Company Materials, confidential information memorandum or other marketing materials that authorize the distribution thereof to prospective Lenders, represent that any Public Lender Information does not include any material non-public information within the meaning of any United States federal and state securities laws and exculpate the Lead Arrangers with respect to any liability related to the use or misuse of the contents of the Company Materials, confidential information memorandum or related marketing materials by the recipients thereof. You further agree that each document to be disseminated by the Lead Arrangers to any Lender or potential Lender in connection with the syndication of such Facility will be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents will contain solely Public Lender Information (unless you promptly notify us otherwise and provided that you have been given a reasonable opportunity to review such documents and comply with Securities and Exchange Commission disclosure obligations): (i) drafts and final definitive documentation with respect to each Facility; (ii) administrative materials prepared by the Lead Arrangers for potential Lenders (e.g. a lender meeting invitation, allocation and/or funding and closing memoranda); and (iii) notification of changes in the terms of such Facility.

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4. Costs, Expenses and Fees. You agree to pay or reimburse the Lead Arrangers, the Administrative Agents and the Commitment Parties for all reasonable costs and expenses incurred by the Lead Arrangers, the Administrative Agents and the Commitment Parties or their respective affiliates (whether incurred before or after the date hereof) in connection with the Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter, the Joint Fee Letter, the ABL Amendment, any other agreement between you and any one or more of us in connection with the Transactions (other than any engagement letter with any investment banks (“Investment Banks”)), the Financing Documentation and any security arrangements in connection therewith, including without limitation, the fees and disbursements of counsel, regardless of whether any of the Transactions is consummated. You further agree to pay all costs and expenses of the Lead Arrangers, the Administrative Agents and the Commitment Parties and their affiliates (including, without limitation, fees and disbursements of counsel) incurred in connection with the enforcement of any of their rights and remedies hereunder or under any other agreement between you and any one or more of us in connection with the Transactions (other than any engagement letter with any Investment Banks). In addition, you hereby agree to pay when and as due the fees described in the Joint Fee Letter and all costs relating to field examinations and equipment appraisals in respect of the Target’s and its subsidiaries’ and Holdings’ and its subsidiaries’ assets reasonably requested by, and reasonably satisfactory to, the Lead Arrangers. Once paid, such fees shall not be refundable under any circumstances. The terms of the Joint Fee Letter are an integral part of the Commitment Parties’ commitments hereunder and constitute part of this Commitment Letter for all purposes hereof, and compliance with the terms thereof is a condition precedent to the Commitment Parties’ commitment hereunder.

5. Indemnity. You agree to indemnify and hold harmless each of the Lead Arrangers, the Administrative Agents, the Commitment Parties and Lenders and their respective affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, affiliate, successor, representative and assign of each of the forgoing (each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, losses, damages, liabilities, expenses or proceedings of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in connection with this Commitment Letter, the Joint Fee Letter, any other agreement between you and any one or more of us in connection with the Transactions, the Facilities, the use of proceeds thereof, the Transactions or the other transactions contemplated thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person upon demand for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding; provided, however, that no Indemnified Person will be indemnified for any such actions, suits, investigation, inquiry, claims, losses, damages, liabilities, expenses or proceedings to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or material breach of this Commitment Letter by such Indemnified Person. In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, the Borrower,

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Target, any of your or their respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Commitment Letter, the Joint Fee Letter, the Facilities or any of the Transactions is consummated. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission and (ii) no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to you, the Borrower, the Target, or any of your or their respective security holders or creditors arising out of, related to or in connection with the Commitment Letter, the Joint Fee Letter, any other agreement between you and any one or more of us in connection with the Transactions, the Facilities or any of the Transactions or the other transactions contemplated thereby, except to the extent of your direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence, bad faith or willful misconduct or material breach of this Commitment Letter by such Indemnified Person, and it is further agreed that the Commitment Parties shall have liability only to you (as opposed to any other person) and that each Commitment Party shall be liable solely in respect of its own commitment hereunder on a several, and not joint, basis with any other Commitment Party. The indemnity and reimbursement provisions of this paragraph shall not be applicable in the case of disputes solely between or among Indemnified Persons not relating to or in connection with acts or omissions by you or any of your affiliates other than any claims against any Commitment Party in its capacity or in fulfilling its role as a Lead Arranger, Administrative Agent or other agent, arranger or similar role under, or with respect to, any Facility and other than any claims that are determined by a court of competent jurisdiction in a final and non-appealable judgment to have arisen out of any act or omission on the part of you or any of your affiliates.

You will not, without the prior written consent of the Commitment Parties (not to be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of any such Indemnified Person.

No Indemnified Person seeking indemnification or reimbursement under this Commitment Letter with respect to a Proceeding referred to herein will, without your prior written consent (not to be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate such Proceeding. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Person shall have requested in accordance with this Commitment Letter that you reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceeding, you shall be liable for any settlement of any Proceeding effected without your written consent if (a) such settlement is entered into more than 30 days after receipt by you of such request for reimbursement and (b) you shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement.

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6. Confidentiality. This Commitment Letter is furnished solely for your benefit, and may not be relied upon or enforced by any other person or entity other than the parties hereto, the Lenders and the Indemnified Persons. This Commitment Letter is delivered to you on the condition that none of the existence of this Commitment Letter, the Joint Fee Letter or any other agreement between you and any one or more of us in connection with the Transactions, nor any of their contents shall be disclosed, directly or indirectly, by you or any of your affiliates to any other person or entity except (i) to your directors, officers, employees, and advisors and the directors, officers and advisors of the Target, in each case on a “need-to-know” basis and only in connection with the evaluation of the Transactions, and (ii) as may be compelled in a judicial or administrative proceeding, in connection with any pending legal or regulatory proceeding or as otherwise required by law. Notwithstanding the foregoing and, except in the case of paragraphs (i), (v) and (vi) below, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and the Joint Fee Letter to us as provided below, (i) you may disclose a copy of this Commitment Letter (and the Joint Fee Letter redacted in a manner reasonably satisfactory to the Lead Arrangers) to the Target and its directors, officers, employees, attorneys and advisors, so long as the Target is informed (and agreed to inform its directors, officers, employees, attorneys and advisors) of the confidential nature of such information, (ii) you may make public disclosure of the existence and amount of the commitments hereunder and of the identity of the Administrative Agents and the Lead Arrangers, (iii) you may file a copy of this Commitment Letter (but not the Joint Fee Letter or any other agreement between you and any one or more of us in connection with the Transactions) in any proxy or public record in connection with the Transactions in which it is required by law to be filed, (iv) you may disclose this Commitment Letter (but not the Joint Fee Letter or any other agreement between you and any one or more of us in connection with the Transactions) and the contents thereof in any prospectus or other offering memorandum relating to the Notes, (v) you may make such other public disclosure of the terms and conditions hereof as, and to the extent, you are required in any legal, judicial, administrative proceeding or other compulsory process otherwise as required by applicable law or regulations (in which case you shall use commercially reasonable efforts to promptly notify us, in advance, to the extent permitted by law), (vi) you may disclose a copy of this Commitment Letter (but not the Joint Fee Letter or any other agreement between you and any one or more of us in connection with the Transactions) to ratings agencies in connection with their evaluation of the Facilities for rating purposes, (vii) you may disclose the Term Sheets (but not the Joint Fee Letter or any other agreement between you and any one or more of us in connection with the Transactions) to actual or prospective counterparties (or their advisors) to any swap or derivative transaction relating to the Borrower, the Target or any of their respective subsidiaries or any of their respective obligations, and (viii) you may disclose the amount of the fees in aggregate and original issue discount payable under the Joint Fee Letter or any other agreement between you and any one or more of us in connection with the Transactions as part of generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) or cash flow statement in connection with any syndication of the Facilities or prospectus or offering memorandum related to the Notes (or any debt securities or loans issued pursuant to, or as contemplated by, the Joint Fee Letter) or any public filing.

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The Lead Arrangers, the Administrative Agents and the Commitment Parties will use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case it shall use commercially reasonable efforts to promptly notify you, in advance, to the extent permitted by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such party or any of its affiliates (in which case it shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such party or any of its affiliates, (d) to the extent that such information is received by such party from a third party that is not to its knowledge subject to confidentiality obligations to you or the Target, (e) to the extent that such information is independently developed by such party, (f) to such party’s affiliates and its and its affiliates’ respective officers, directors, employees, stockholders, partners, members, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (g) to rating agencies on a confidential basis, (h) to potential Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its affiliates or any of their respective obligations, in each case who acknowledge and accept that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of the Lead Arrangers or customary market standards for dissemination of such types of information, (i) for purposes of establishing a “due diligence” defense or (j) with your consent. The foregoing obligations of the Lead Arrangers, the Administrative Agents and the Commitment Parties shall remain in effect until the earlier of (i) one year from the date hereof, and (ii) the execution and delivery of the Financing Documentation by the parties thereto, at which time any confidentiality undertaking in the Financing Documentation shall supersede the provisions of this paragraph.

7. Patriot Act. We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (October 26, 2001) (as amended, the “Patriot Act”), we and the other Lenders are required to obtain, verify and record information that identifies Holdings, the Borrower, the Target and their respective subsidiaries, which information includes the name, address, tax identification number and other information regarding them that will allow any of us or such Lender to identify Holdings, the Borrower, the Target and their respective subsidiaries in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective on behalf of the Commitment Parties and each other Lender.

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8. Governing Law etc. THIS COMMITMENT LETTER AND THE JOINT FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN IN DETERMINING (1) WHETHER A MATERIAL ADVERSE EFFECT HAS OCCURRED, (2) THE ACCURACY OF ANY MERGER AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU HAVE THE RIGHT TO TERMINATE YOUR OBLIGATIONS THEREUNDER OR TO NOT CONSUMMATE THE ACQUISITION AND (3) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER AND/OR THE RELATED JOINT FEE LETTER IS HEREBY WAIVED. You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or the Joint Fee Letter or any matters contemplated hereby or thereby and agree that any service of process, summons, notice or document by registered mail addressed to you shall be effective service of process for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of any Lead Arranger or Administrative Agents or the Commitment Parties to serve legal process in any other manner permitted by law or affect a Lead Arranger’s or an Administrative Agent’s or the Commitment Parties’ right to bring any suit, action or proceeding against Holdings, the Borrower or their respective subsidiaries or its or their property in the courts of other jurisdictions.

9. Other Activities; No Fiduciary Relationship; Other Terms.

You acknowledge that each Commitment Party and MLPFS is a full service securities firm engaged, either directly or indirectly through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party or its affiliates may actively trade the debt and equity securities (or related derivative securities) of Holdings, the Borrower, the Target or other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Each Commitment Party or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of Holdings, the Borrower, the Target or other companies which may be the subject of the arrangements contemplated by this Commitment Letter.

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The Lead Arrangers, the Administrative Agents and the Commitment Parties and their respective affiliates may have economic interests that conflict with those of Holdings, the Target or the Borrower and may provide financing or other services to parties whose interests conflict with yours. You agree that the Lead Arrangers, the Administrative Agents and the Commitment Parties will act under this agreement as independent contractors and that nothing in this Commitment Letter or the Joint Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lead Arrangers, the Administrative Agents and the Commitment Parties on the one hand and Holdings, the Target or the Borrower, or their respective management, stockholders or affiliates on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Joint Fee Letter are arm’s-length commercial transactions between the Lead Arrangers, the Administrative Agents and the Commitment Parties, on the one hand, and you and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction, the Commitment Parties are acting solely as principals and not as a fiduciaries of you, your management, stockholders, creditors or any other person, (iii) the Lead Arrangers, the Administrative Agents and the Commitment Parties have not assumed a fiduciary or, except as specified in the last sentence of the next succeeding paragraph, an advisory responsibility in favor of you with respect to the Transactions or the process leading thereto or any other obligation to you or the Borrower other than the obligations expressly set forth in this Commitment Letter and the Joint Fee Letter and (iv) you and the Borrower have consulted your and its own legal and financial advisors to the extent you or it deemed appropriate.

You further acknowledge and agree that you, the Borrower and your and its respective subsidiaries are responsible for making your and their own independent judgment with respect to the Transactions and the process leading thereto. In addition, please note that the Lead Arrangers, the Administrative Agents and the Commitment Parties and their respective affiliates do not provide accounting, tax or legal advice. Except as specified in the next succeeding sentence, you, the Borrower and your and its respective subsidiaries agree that you or they will not claim that the Lead Arrangers, the Administrative Agents or the Commitment Parties or any of their respective affiliates has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to you, the Borrower or your or its respective subsidiaries, in connection with the Transactions or the process leading thereto. Notwithstanding the foregoing, the parties acknowledge that you have retained Morgan Stanley & Co. LLC (“MS&Co.”) to act as your financial advisor (in such capacity, the “Financial Advisor”) in connection with the transactions contemplated by the Merger Agreement and that MS&Co.’s obligations to you as a Financial Advisor are set forth in and governed by a separate engagement letter in respect of such engagement.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and such affiliates may agree in our sole discretion. You also agree that each Commitment Party may at any time and from time to time assign all or any portion of its commitments hereunder to one or more of its respective

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affiliates; provided that any assignments thereof to an affiliate will not relieve such Commitment Party from any of its obligations hereunder on or prior to the Closing Date without your prior consent. You acknowledge that the Commitment Parties may share with any of its affiliates, and such affiliates may share with the Commitment Parties, any information related to the Transactions, you, Holdings, the Target, any of your or their subsidiaries or any of the matters contemplated hereby in connection with the Transactions, in each case solely for the purpose of providing you the services contemplated by this Commitment Letter in accordance with the confidentiality provisions specified in Section 6 hereof.

10. Acceptance, Termination, Amendment, etc. Please indicate your acceptance of the terms of this Commitment Letter and the Joint Fee Letter by returning to us executed counterparts hereof and thereof by no later than 5:00 p.m., New York time, on December 16, 2011. Thereafter, the commitments and other obligations of the Commitment Parties set forth in this Commitment Letter shall automatically terminate unless each of the Lenders shall in their discretion agree to an extension, upon the earliest to occur of (i) the execution and delivery of Financing Documentation by all of the parties thereto and the consummation of the Acquisition; (ii) 11:59 p.m., New York time, on June 15, 2012, or, to the extent the Outside Date (as defined in the Merger Agreement (as originally in effect)) is extended in accordance with Section 8.01(b)(i) of the Merger Agreement (as originally in effect), 11:59 p.m., New York time, on September 15, 2012; and (iii) the date of termination of the Merger Agreement (other than with respect to ongoing indemnity, confidentiality and other customary surviving provisions) in accordance with the Merger Agreement; provided that upon the execution and delivery of the ABL Amendment by the “Required Lenders” under, and as defined in, the UNA Existing ABL Facility, all commitments hereunder with respect to the UNA Replacement ABL Facility shall terminate and be of no further force or effect.

This Commitment Letter, the Joint Fee Letter and any other written agreement between you and any one or more of us in connection with the Transactions constitute the entire agreement and understanding between you and your subsidiaries and the Commitment Parties with respect to the Facilities (other than the UNA Existing ABL Facility) and supersedes all prior written or oral agreements and understandings relating to the specific matters hereof. No individual has been authorized by the Commitment Parties or any of their respective affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Joint Fee Letter.

Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter and the Joint Fee Letter by facsimile or electronic .pdf shall be effective as delivery of a manually executed counterpart of this Commitment Letter and the Joint Fee Letter. This Commitment Letter and the Joint Fee Letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument. The provisions of Section 2, 3, 4, 5, 6, 8, 9 and this Section 10 shall survive termination of this Commitment Letter, provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance and cooperation to be provided in connection with the syndication and information

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described herein and (b) confidentiality of the Joint Fee Letter and any other agreement between you and any one or more of us in connection with the Transactions and the contents thereof) shall automatically terminate and be superseded by the provisions of the Financing Documentation upon the initial funding thereunder on the Closing Date. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto. This Commitment Letter shall not be assignable by you without our prior written consent and any purported assignment without such consent shall be null and void. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Persons).

[Remainder of page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Nicholas Romig
Name:	Nicholas Romig
Title:	Vice President

BANK OF AMERICA, N.A.

By:	/s/ Mark W. Kushemba
Name:	Mark W. Kushemba
Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Mark W. Kushemba
Name:	Mark W. Kushemba
Title:	Director

WF INVESTMENT HOLDINGS, LLC

By:	/s/ Jeffrey M. Foley
Name:	Jeffrey M. Foley
Title:	Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Jeffrey M. Foley
Name:	Jeffrey M. Foley
Title:	Managing Director

WELLS FARGO CAPITAL FINANCE, LLC

By:	/s/ David Klages
Name:	David Klages
Title:	Vice President

Commitment Letter

Agreed to and accepted as of

the date first written above:

UNITED RENTALS, INC.

By:	/s/ Irene Moshouris
Name:	Irene Moshouris
Title:	Senior vice President and Treasurer

Commitment Letter

EXHIBIT A

TRANSACTION DESCRIPTION

Capitalized terms used but not defined in this Exhibit A shall have the meanings assigned to them in the commitment letter to which this Exhibit A is attached or the other Exhibits to the commitment letter.

The Acquisition and related transactions will be structured as follows:

(1)	UNA, a wholly owned subsidiary of Holdings, will incur loans under the UNA ABL Facility in an aggregate principal amount of approximately $95.0 million;

(2)

Holdings will form a new wholly owned subsidiary (“Newco”) which will issue (either by private placement or an underwritten public sale) $650.0 million of senior secured notes (as may be reduced pursuant to the last sentence of the second paragraph in the Commitment Letter and as described in Section 1(a) of the Conditions Term Sheet) (the “Senior Secured Notes”)[1] or, if and to the extent that Newco is unable to issue such principal amount of Senior Secured Notes on or prior to the Closing Date, will incur senior secured bridge loans (the “Senior Secured Bridge Loans”) under a senior secured bridge facility (the “Senior Secured Bridge Facility”) as described in the Secured Bridge Term Sheet in an aggregate principal amount equal to $650.0 million (as may be reduced pursuant to the last sentence of the second paragraph in the Commitment Letter) less the principal amount of Senior Secured Notes issued on or prior to the Closing Date;

(3)	Newco will issue (either by private placement or an underwritten public sale) $1,550.0 million of senior unsecured notes (as may be reduced pursuant to the last sentence of the second paragraph in the Commitment Letter and as described in Section 1(a) of the Conditions Term Sheet) (the “Senior Unsecured Notes” and, together with the Senior Secured Notes, the “Notes”) or, if and to the extent that Newco is unable to issue such principal amount of Senior Unsecured Notes on or prior to the Closing Date, will incur senior unsecured bridge loans (the “Senior Unsecured Bridge Loans” and, together with the Senior Secured Bridge Loans, the “Bridge Loans”) under a senior unsecured bridge facility (the “Senior Unsecured Bridge Facility” and, together with the Senior Secured Bridge Facility, the “Bridge Facilities”; the Bridge Facilities and the UNA ABL Facility are referred to collectively herein as the “Facilities”) as described in the

[1]

It is understood and agreed that, as contemplated in paragraph 12 of Exhibit E, the Notes may be issued prior to the Closing Date by Funding SPV (with the proceeds thereof held in escrow pending consummation of the Transactions) and that on the Closing Date (if same occurs before the escrow termination date) Newco shall expressly assume all obligations of Funding SPV and hold such escrowed proceeds for the purposes of consummating the Transactions.

A-1

Unsecured Bridge Term Sheet in an aggregate principal amount equal to $1,550.0 million (as may be reduced pursuant to the last sentence of the second paragraph in the Commitment Letter) less the principal amount of Senior Unsecured Notes issued on or prior to the Closing Date;

(4)	An aggregate amount equal to $1,155.0 million of the borrowings under the Facilities and the proceeds of the issuances of Notes, in each case described in clauses (1) – (3) above, will be paid to Holdings in consideration for the contribution of RIII to Newco in connection with the Newco Merger (as defined below);

(5)	Pursuant to the Merger Agreement, (a) Holdings will pay to holders of the Target’s common stock on the Closing Date the amounts received by it pursuant to clause (4) above and will issue common stock of Holdings to holders of the Target’s common stock (with the cash consideration portion of the aggregate purchase price not to exceed $1,155.0 million, and the remainder of the purchase price shall consist only of (i) the assumption of up to $1,442.0 million principal amount of indebtedness of the Target and its subsidiaries and (ii) the issuance of common stock of Holdings to the shareholders of the Target) and (b) the Target will merge with and into Holdings with Holdings as the surviving entity;

(6)	On or prior to the Closing Date, the Target’s direct wholly owned subsidiary (“RI”) and RI’s direct wholly owned subsidiary (“RII”) shall each merge into the direct wholly owned subsidiary of RII (“RIII”), with RIII as the surviving entity;

(7)	Holdings will merge UNA and RIII into Newco, with Newco as the surviving entity (the “Newco Merger”);

(8)	Newco will assume the obligations of (a) UNA under the UNA ABL Facility, the Existing Public Debt (as defined in the UNA Existing ABL Facility as in effect on the date hereof) and the Existing Securitization Facility and (b) RIII under its 9.50% senior notes due 2014, 10.25% senior notes due 2019 and 8.25% senior notes due 2021, in each case which is outstanding on the date hereof;

(9)	Newco will use $1,140.0 million of the remaining borrowings under the Facilities and proceeds of the issuances of Notes to (a) repay all indebtedness of the Target and its subsidiaries (other than Permitted Surviving Debt), including (i) RIII’s senior ABL revolving facility and (ii) RIII’s 10% senior first lien last out notes due 2017, and terminate commitments and discharge (or make arrangements for discharge) all liens in connection with such indebtedness (the “Refinancing”) and (b) pay fees and expenses relating to the Acquisition and related transactions; and

(10)	After the Closing Date, subject to the provisions of the Bridge Facilities (if amounts are outstanding thereunder), approximately $193.0 million may be paid to Holdings in consideration for the contribution of RIII to Newco in connection with the Newco Merger and Holdings may use such funds to repurchase its outstanding equity interests.

A-2

EXHIBIT B

$650.0 MILLION SENIOR SECURED BRIDGE FACILITY

SUMMARY OF TERMS AND CONDITIONS

Borrower:	A new wholly owned subsidiary of Holdings (the “Borrower”). UNA and RIII will merge into the Borrower on the Closing Date, with the Borrower as the surviving entity.

Senior Secured Bridge Lead Arrangers and Book Runners:	Morgan Stanley Senior Funding, Inc. (“MSSF”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Wells Fargo Securities, LLC (“WFS”) (together, the “Senior Secured Bridge Lead Arrangers”).

Senior Secured Bridge Administrative Agent:	MSSF (the “Senior Secured Bridge Administrative Agent”).

Senior Secured Bridge Lenders:	MSSF, MLPFS, WF Investment Holdings, LLC (“WF”) and a syndicate of financial institutions and institutional lenders arranged by the Senior Secured Bridge Lead Arrangers after consultation with Holdings.

Senior Secured Bridge Documentation Standards:	The Senior Secured Bridge Documentation shall be consistent with this Term Sheet, shall contain only those mandatory prepayments, representations, warranties, affirmative and negative covenants and events of default expressly set forth in this Exhibit B and shall otherwise be consistent with the indenture governing UNA’s 8.375% Senior Subordinated Notes due 2020 (as in effect on the date of the Commitment Letter), subject to adjustment to reflect then prevailing market conditions as reasonably determined by the Senior Secured Bridge Lead Arrangers, differences between senior subordinated notes and senior secured notes as reasonably determined by the Senior Secured Bridge Lead Arrangers (including without limitation with respect to baskets, structure, repayments and other terms), the pro forma credit profile of the Borrower and the operational requirements of the Borrower and its subsidiaries in light of their combined size, industries and practices (the “Secured Bridge Documentation Standards”).

Ranking:	The Senior Secured Bridge Loans will rank senior to all subordinated indebtedness of the Borrower and will rank pari passu with all senior debt of the Borrower, including the UNA ABL Facility.

Guarantors:	The Senior Secured Bridge Facility will be guaranteed on a senior basis by all current and future direct and indirect wholly-owned domestic subsidiaries of the Borrower that from time to time guarantee, or are borrowers under, the UNA ABL Facility (the “Senior Secured Guarantors”). The guarantees will rank senior to all subordinated indebtedness of a Senior Secured Guarantor and will rank pari passu with all other senior indebtedness of such Senior Secured Guarantor, including such Senior Secured Guarantor’s guarantee, or direct obligation as borrower, under the UNA ABL Facility.

Senior Secured Bridge Facility:	A $650.0 million senior secured increasing rate bridge facility (as may be reduced pursuant to the last sentence of the second paragraph in the Commitment Letter) (the “Senior Secured Bridge Facility”).

Purpose and Availability:	Upon satisfaction or waiver of the conditions precedent to drawing specified herein under the heading “Conditions Precedent to Funding,” the full amount of the Senior Secured Bridge Facility will be available in a single borrowing on the Closing Date and, together with the borrowings under the Senior Unsecured Bridge Facility, will be utilized (a) to finance the Acquisition and the Transactions and (b) to pay fees and expenses in connection with the Transactions. The loans made under the Senior Secured Bridge Facility on the Closing Date are herein referred to as the “Senior Secured Initial Bridge Loans.” Once repaid, no amount of Senior Secured Initial Bridge Loans may be reborrowed.

Security:	The Senior Secured Bridge Facility will, subject to the terms of the Intercreditor Agreement (as defined below) and the Funds Certain Provisions, be secured by a valid and perfected second priority lien and security interest in the collateral of the Borrower and the Senior Secured Guarantors securing the UNA ABL Facility (the “Collateral”) upon the date occurring 10 days after the earlier to occur of (i) the date that the quarterly balance sheet of the Borrower and its restricted subsidiaries for the fiscal quarter in which the Acquisition occurred is available and (ii) the date that is 40 days after the end of the Borrower’s fiscal quarter in which the Acquisition occurs (the “Springing Security Date”).

Intercreditor Agreement:	The priority of the security interests in the Collateral and related creditors rights will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) acceptable to the Senior Secured Bridge Administrative Agent, and the ABL Administrative Agent or the Existing ABL Administrative Agent, as applicable. The Intercreditor Agreement will be executed on the Closing Date.

Conversion to Extended Term Loans:	If any Senior Secured Initial Bridge Loan has not been repaid in full on or prior to the first anniversary of the Closing Date (the “Senior Secured Rollover Date”), subject to payment of the Senior Secured Conversion Fee (as defined in the Joint Fee Letter) and unless (i) Holdings, the Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding or (ii) there exists a matured payment default with respect to the Senior Secured Initial Bridge Loans, the Senior Secured Initial Bridge Loans shall automatically be converted into term loans (each, an “Senior Secured Extended Term Loan” and, together with the Senior Secured Initial Bridge Loans, the “Senior Secured Loans”) maturing on the sixth anniversary of the Closing Date (the “Senior Secured Bridge Final Maturity Date”), subject to the Senior Secured Bridge Lenders’ rights to convert Senior Secured Initial Bridge Loans into Senior Secured Exchange Notes as set forth below. Any Senior Secured Initial Bridge Loan not converted into a Senior Secured Extended Term Loan on the Senior Secured Rollover Date shall mature on the Senior Secured Rollover Date.

Exchange into Senior Secured Exchange Notes:	Each Senior Secured Bridge Lender of a Senior Secured Initial Bridge Loan or Senior Secured Extended Term Loan that is (or will immediately transfer its Senior Secured Exchange Notes to) an Eligible Holder (as defined in Annex I-B) will have the option, at any time on or after the Senior Secured Rollover Date, to receive notes (the “Senior Secured Exchange Notes”) in exchange for such

Senior Secured Initial Bridge Loans or Senior Secured Extended Term Loans having the terms set forth in the term sheet attached hereto as Annex I-B. Notwithstanding the foregoing, the Borrower will not be required to exchange Senior Secured Extended Term Loans for Senior Secured Exchange Notes unless at least $50.0 million of Senior Secured Exchange Notes would be outstanding immediately after such exchange. In connection with each such exchange, if requested by any Senior Secured Bridge Lender that is a Senior Secured Bridge Lender as of the Closing Date (each, an “Senior Secured Initial Bridge Lender”), the Borrower shall (i) deliver to the Senior Secured Bridge Lender that is receiving Senior Secured Exchange Notes, and to such other Senior Secured Bridge Lenders as such Senior Secured Initial Bridge Lender requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Senior Secured Exchange Notes by such Senior Secured Bridge Lenders, in such form and substance as reasonably acceptable to the Borrower and such Senior Secured Initial Bridge Lender, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A securities purchase agreements (including indemnification provisions) and a registration rights agreement customary in Rule 144A offerings, in each case, if requested by such Senior Secured Initial Bridge Lender, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Senior Secured Initial Bridge Lender and such certificates as the Senior Secured Initial Bridge Lender may request as would be customary in Rule 144A offerings and otherwise in form and substance satisfactory to the Senior Secured Initial Bridge Lender and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Senior Secured Initial Bridge Lender in connection with issuances or resales of Senior Secured Exchange Notes, including providing such information regarding the business and operations of the Borrower and its subsidiaries as is reasonably requested by any prospective holder of Senior Secured Exchange Notes and customarily provided in due diligence investigations in connection with purchases or resales of securities.

Interest Rate:	Prior to the Senior Secured Rollover Date, the Senior Secured Initial Bridge Loans will accrue interest at a rate per annum equal to the three-month London Interbank Offered Rate (“LIBOR”), as determined by the Senior Secured Bridge Administrative Agent for a corresponding U.S. dollar deposit amount (adjusted quarterly) plus the Spread (as described in the following paragraph).

The “Spread” will initially be 587.5 basis points. If the Senior Secured Initial Bridge Loans are not repaid in full within three months following the Closing Date, the Spread will increase by 50 basis points at the beginning of the subsequent three-month period and shall increase by an additional 50 basis points at the beginning of each three-month period thereafter (but, in any event, not on the Senior Secured Rollover Date). LIBOR will be adjusted for maximum statutory reserve requirements (if any); provided that LIBOR shall be deemed to be not less than 1.50% per annum.

Interest on the Senior Secured Initial Bridge Loans will be payable in arrears at the end of each three-month period and at the Senior Secured Rollover Date. Notwithstanding the above, the interest rate on the Senior Secured Initial Bridge Loans shall not exceed the Senior Secured Cap (as defined in the Joint Fee Letter).

Senior Secured Extended Term Loans will accrue interest at the Senior Secured Cap.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Interest:	Upon the occurrence and during the continuance of a payment default (after giving effect to applicable grace periods), interest will accrue on the defaulted amount at a rate of 2.0% per annum plus the rate otherwise applicable to the loans under the Senior Secured Bridge Facility and will be payable on demand; provided that after the Senior Secured Rollover Date, the Senior Secured Initial Bridge Loans (i.e., if the conditions to conversion into Senior Secured Extended Term Loans are not satisfied) will accrue interest at a rate of 2.0% per annum in excess of the Senior Secured Cap.

Mandatory Prepayment:	The Borrower will be required to prepay Senior Secured Initial Bridge Loans and Senior Secured Extended Term Loans, without premium or penalty, on a pro rata basis, at par plus accrued and unpaid interest, in an amount equal to (a) 100% of the net proceeds received from the non-ordinary course sale or other disposition of assets of the Borrower or any of its subsidiaries after the Closing Date (other than sales of equipment and inventory, dispositions of obsolete or worn-out property and property no longer useful in the business and other customary exceptions to be agreed) and other than amounts reinvested in assets to be used in the Borrower’s business within 12 months of such disposition, (b) 100% of all casualty and condemnation proceeds received by the Borrower or any of its subsidiaries, subject to reinvestment rights to be agreed, (c) 100% of the net proceeds received by the Borrower or any of its subsidiaries from the issuance of debt or preferred stock after the Closing Date, other than (i) drawings in the ordinary course under the Existing UNA ABL Facility or Replacement UNA ABL Facility, (ii) proceeds of the Existing Securitization Facility and (iii) other customary exceptions to be agreed and (d) 100% of the net proceeds received from the issuance of equity by, or equity contributions to, the Borrower or any of its subsidiaries after the Closing Date, other than customary exceptions to be agreed including equity securities issued pursuant to equity compensation arrangements. The foregoing prepayment obligation (other than the obligation to prepay pursuant to clause (c) with proceeds from issuance of Senior Secured Notes or other Qualifying Senior Debt (to be defined in the Senior Secured Bridge Documentation)) shall be subject to prior prepayments of the UNA ABL Facility, if, and to the extent, required thereunder. In addition, if MSSF, MLPFS, WF and the Additional Agents and their affiliates constitute the only Senior Secured Bridge Lenders, the Borrower will be permitted to prepay amounts due under the Senior Unsecured Loans and/or Senior Unsecured Exchange Notes in accordance with the mandatory prepayment provisions thereunder prior to making any mandatory prepayment in accordance with this section.

In addition, upon the occurrence of a change of control of the Borrower (to be defined in a manner consistent with the UNA Existing ABL Facility (as in effect on the date of the Commitment Letter) with such amendments as contemplated by the ABL Amendment), the Borrower will be required to prepay the outstanding principal amount of the Senior Secured Initial Bridge Loans and Senior Secured Extended Term Loans, on a pro rata basis, at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, to the date of prepayment.

Optional Prepayments:	The Senior Secured Initial Bridge Loans may be prepaid, in whole or in part, without premium or penalty, at the option of the Borrower, at any time with prior notice, at par plus accrued and unpaid interest and breakage costs.

Until the third anniversary of the Closing Date, prepayment of Senior Secured Extended Term Loans will be subject to a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points. Thereafter, Senior Secured Extended Term Loans will be prepayable at the option of the Borrower at a premium equal to 50% of the coupon on the Senior Secured Extended Term Loans, declining ratably to par on the date which is one year prior to the Senior Secured Bridge Final Maturity Date.

In addition, Senior Secured Extended Term Loans will be prepayable at the option of the Borrower prior to the third anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of Holdings that are contributed to the Borrower at a premium equal to the coupon on Senior Secured Extended Term Loans; provided that after giving effect to such prepayment at least 65% of the aggregate principal amount of Senior Secured Extended Term Loans originally made shall remain outstanding.

Conditions Precedent to Funding:	Conditions precedent to borrowing under the Senior Secured Bridge Facility shall be limited to (a) those set forth in the third paragraph of Section 1 of the Commitment Letter and applicable conditions in the Conditions Term Sheet and (b) delivery to the Senior Secured Bridge Administrative Agent of a notice of borrowing.

Representations and Warranties:	Representations and warranties applicable to the Borrower and its subsidiaries will be limited to the following, in each case with customary exceptions and qualifications to be mutually agreed and consistent with financings of this kind and the Secured Bridge Documentation Standards:

corporate existence; corporate power and authority; non-contravention and enforceability of the Senior Secured Bridge Documentation; no conflicts with law, charter documents or contractual obligations; accuracy and completeness of financial and other information (including pro forma financial information and projections); no material adverse change (to be defined); compliance with applicable laws and regulations, including ERISA, environmental laws and Federal Reserve regulations; absence of undisclosed liabilities; consents; ownership of property; no liens; intellectual property; Patriot Act compliance; OFAC compliance; subsidiaries; status as senior debt; no material litigation; inapplicability of the Investment Company Act of 1940; solvency (on a consolidated basis); payment of taxes and other obligations; no default or event of default; employment and labor relations; and maintenance of insurance.

Affirmative Covenants:	Affirmative covenants applicable to the Borrower and its subsidiaries will be limited to the following, in each case with customary exceptions, baskets and qualifications to be mutually agreed and the Secured Bridge Documentation Standards: delivery of certified quarterly and audited annual financial statements (including related management and discussion analysis), accountants’ letters, reports to shareholders, notices of defaults, litigation and other events that would have a material adverse effect, budgets, compliance certificates and other information customarily supplied in a transaction of this type; compliance with applicable laws and regulations, including ERISA, environmental laws and Federal Reserve regulations; payment of taxes and other obligations; maintenance of appropriate and adequate insurance; use of proceeds; preservation of corporate existence, rights (charter and statutory), and material permits, licenses and approvals; visitation and inspection rights; keeping of proper books and records; maintenance of properties; further assurances (including, without limitation, with respect to providing (i) a valid and perfected second priority lien and security interest in the Collateral on the Springing Security Date and (ii) security interests in after-acquired property); commercially reasonable efforts to maintain public corporate credit/family ratings of the Borrower and ratings of the Senior Secured Bridge Facility from Moody’s and S&P (but not to maintain a specific rating); no increases to the facility size (as existing on the date of the Commitment Letter) under the UNA ABL Facility or the Existing Securitization Facility to the extent such increases would reasonably be expected to impair the ability to secure the Senior Secured Notes and/or Senior Secured Bridge Facility on the Springing Security Date; and compliance with the obligation to publicly sell or privately place Securities (as defined in the Joint Fee Letter) to be consummated promptly following issuance of the Securities Demand (as defined in the Joint Fee Letter) and to pay the Senior Secured Conversion Fee (as defined in the Joint Fee Letter) on the Senior Secured Rollover Date, in each case on terms satisfactory to the Senior Secured Bridge Facility Lenders. In addition, to the extent requested by the Lead Arrangers, the Borrower shall deliver on the Closing Date certifications by officers of the Borrower that are reasonably acceptable to the Lead Arrangers with respect to the calculations and computations under the documents governing the Permitted Surviving Debt required to support the “no conflicts” opinions with respect to the Permitted Surviving Debt).

Negative Covenants:	Negative covenants applicable to the Borrower and its subsidiaries will be limited to the following, in each case with customary exceptions, baskets and qualifications to be mutually agreed and the Secured Bridge Documentation Standards:

1. Limitations on liens and further negative pledges.

2. Limitations on sale-leaseback transactions.

3. Limitations on debt (including, without limitation, guarantees and other contingent obligations, and including the subordination of all intercompany indebtedness on terms reasonably satisfactory to the Senior Secured Bridge Lenders) and any prepayment, redemption or repurchase of such debt.

4. Limitations on mergers, consolidations and acquisitions.

5. Limitations on sales, transfers and other dispositions of assets.

6. Limitations on loans and other investments.

7. Limitations on dividends and other distributions, stock repurchases and redemptions and other restricted payments.

8. Limitations on capital expenditures and operating leases.

9. Limitations on restrictions affecting subsidiaries.

10. Limitations on transactions with affiliates.

11. Limitations on issuances of disqualified preferred stock.

12. No change in (i) the nature of their business, (ii) accounting policies or (iii) fiscal year.

13. No modification or waiver of material documents (including, without limitation, charter documents of the Borrower and its subsidiaries or any other material debt) in a manner materially adverse to the Senior Secured Bridge Lenders.

In addition, no dividend, distribution or other payment shall be permitted to be made directly or indirectly to Holdings if such amounts are used or to be used to repurchase outstanding equity interests of Holdings or any other direct or indirect parent of the Borrower. Notwithstanding the foregoing, it is understood that the Senior Secured Bridge Documentation will not contain any maintenance covenants.

Events of Default:	Events of default will be limited to the following, in each case with customary exceptions, baskets and qualifications to be mutually agreed upon and the Secured Bridge Documentation Standards: failure to pay principal when due or interest or other amounts within a specified grace period (to be determined) after the same becomes due; breach of representations, warranties or covenants; cross-default (other than with respect to the Existing Securitization Facility) and cross-acceleration; bankruptcy and insolvency events; judgment defaults; actual or asserted invalidity or impairment of Senior Secured Bridge Documentation, guarantees, Collateral or subordination provisions (of subordinated debt); standard ERISA defaults; failure to grant a valid and perfected second priority lien and security interest in any material portion of the Collateral on or prior to the Springing Security Date and failure to comply with any Securities Demand requirements as set forth in the Joint Fee Letter.

Expenses and Indemnity:	The Borrower shall pay or reimburse all reasonable costs and expenses incurred in connection with the syndication of the Senior Secured Bridge Facility and with the preparation, negotiation, execution and delivery of the Senior Secured Bridge Documentation, including without limitation, the reasonable and documented fees and disbursements of counsel. You further agree to pay all reasonable costs and expenses of the Senior Secured Bridge Administrative Agent, the Senior Secured Bridge Lenders and their respective affiliates (including, without limitation, reasonable and documented fees and disbursements of counsel) incurred in connection with the administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of, and enforcement of any of its rights and remedies under, the Senior Secured Bridge Documentation.

The Borrower will indemnify the Senior Secured Bridge Lenders, the Commitment Parties, the Senior Secured Bridge Lead Arrangers, the Senior Secured Bridge Administrative Agent and their respective affiliates, and hold them harmless from and against all reasonable and documented out-of-pocket costs, expenses (including but not limited to reasonable and documented legal fees and expenses) and liabilities arising out of or relating to the Transactions and any actual or proposed use of the proceeds of any loans made under the Senior Secured Bridge Facility; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred solely from the gross negligence, bad faith or willful misconduct of such person.

Waivers and Amendments:	Amendments and waivers of the provisions of the Senior Secured Bridge Documentation shall require the approval of Senior Secured Bridge Lenders holding not less than a majority of the aggregate principal amount of the loans and commitments under the Senior Secured Bridge Facility; provided that (a) the consent of each affected Senior Secured Bridge Lender shall be required with respect to (i) increases in the commitment of such Senior Secured Bridge Lender; (ii) reductions of principal, interest or fees of such Senior Secured Bridge Lender; (iii) extensions of scheduled amortization or the final maturity date and (iv) modifications to the pro rata provisions and (b) the consent of all of the Senior Secured Bridge Lenders shall be required with respect to (i) modification of the voting percentages (or any of the applicable definitions related thereto) and (ii) releases of all or substantially all of the guarantees or the Collateral.

Assignments and Participations:	Each Senior Secured Bridge Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under the Senior Secured Bridge Facility. Assignments will require payment of an administrative fee to the Senior Secured Bridge Administrative Agent and, except for an assignment to an existing Senior Secured Bridge Lender or an affiliate of an existing Senior Secured Bridge Lender, the consent of the Senior Secured Bridge Administrative Agent. In addition, each Senior Secured Bridge Lender may sell participations in all or a portion of its loans and commitments under the Senior Secured Bridge Facility; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Senior Secured Bridge Lender to exercise voting rights in respect of the Senior Secured Bridge Facility (except as to certain unanimous issues).

Yield Protection, Taxes and Other Deductions:	The Senior Secured Bridge Documentation will contain customary provisions for facilities of this kind consistent with the Secured Bridge Documentation Standards, including, without limitation, in respect of breakage and redeployment costs, funding losses, capital adequacy, illegality and requirements of law. All payments shall be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of a Senior Secured Bridge Lender’s applicable lending office).

Increased Costs:	The Senior Secured Bridge Documentation will contain increased cost provisions consistent with those in the UNA Existing ABL Facility.

Lender Replacement:	The Senior Secured Bridge Documentation shall contain provisions consistent with those in the UNA Existing ABL Facility for replacing increased-cost Senior Secured Bridge Lenders, or non-consenting Senior Secured Bridge Lenders in connection with amendments and waivers requiring the consent of all Senior Secured Bridge Lenders or of all Senior Secured Bridge Lenders directly affected thereby so long as Senior Secured Bridge Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Bridge Facility shall have consented thereto.

Governing Law:	The State of New York. Each party to the Senior Secured Bridge Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

Counsel to the Senior Secured Bridge Lead Arrangers and Senior Secured Bridge Administrative Agent:	White & Case LLP.

ANNEX I-B

SENIOR SECURED EXCHANGE NOTES

SUMMARY OF TERMS AND CONDITIONS

Issuer:	The Borrower will issue Senior Secured Exchange Notes under an indenture which complies with the Trust Indenture Act (the “Senior Secured Indenture”). The Borrower in its capacity as issuer of the Senior Secured Exchange Notes is referred to as the “Issuer.”

Guarantors:	Same as Senior Secured Bridge Loans.

Principal Amount:	The Senior Secured Exchange Notes will be available only in exchange for (i) the Senior Secured Initial Bridge Loans on the Senior Secured Rollover Date or (ii) the Senior Secured Extended Term Loans at any time. The principal amount of any Senior Secured Exchange Note will equal 100% of the aggregate principal amount of the Senior Secured Initial Bridge Loans or the Senior Secured Extended Term Loans for which it is exchanged.

Maturity:	The Senior Secured Exchange Notes will mature on the Senior Secured Bridge Final Maturity Date.

Interest Rate:	The Senior Secured Exchange Notes will bear interest at a rate equal to the Senior Secured Cap. Such interest will be payable semi-annually in arrears.

Calculation of interest shall be on the basis of the actual number of days elapsed in a year of twelve 30-day months.

Default Interest:	In the event of a payment default (after giving effect to the applicable grace periods) on the Senior Secured Exchange Notes, interest will accrue on defaulted amounts at a rate of 2.0% per annum in excess of the rate otherwise applicable to the Senior Secured Exchange Notes, and will be payable in accordance with the provisions described above under the heading “Interest Rate.”

Ranking:	Same as Senior Secured Initial Bridge Loans.

Collateral:	Same as Senior Secured Initial Bridge Loans.

Intercreditor Matters:	Same as Senior Secured Initial Bridge Loans.

Annex I-B-1

Mandatory Offer to Purchase:	The Issuer will be required to offer to purchase the Senior Secured Exchange Notes upon a change of control (to be defined in a manner consistent with the UNA Existing ABL Facility (as in effect on the date of the Commitment Letter) with such amendments as contemplated by the ABL Amendment) at 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. The Issuer will also be required to offer to purchase Senior Secured Exchange Notes with the proceeds of certain asset sales (consistent with the Senior Secured Initial Bridge Loans) at 100% of the principal amount thereof plus accrued interest to the date of purchase, subject to prior prepayments of the UNA ABL Facility and/or Senior Unsecured Exchange Notes, if, and to the extent, required thereunder.

Optional Redemption:	Until the third anniversary of the Closing Date, the Senior Secured Exchange Notes will be redeemable at a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable U.S. Treasury securities plus 50 basis points. Thereafter, the Senior Secured Exchange Notes will be redeemable at the option of the Issuer at a premium equal to 50% of the coupon on the Senior Secured Exchange Notes, declining ratably to par on the date which is one year prior to the Senior Secured Bridge Final Maturity Date.

In addition, Senior Secured Exchange Notes will be redeemable at the option of the Issuer prior to the third anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of Holdings that are contributed to the Issuer at a premium equal to the coupon on the Senior Secured Exchange Notes; provided that after giving effect to such redemption at least 65% of the aggregate principal amount of Senior Secured Exchange Notes originally issued shall remain outstanding.

Registration Rights:	The Issuer will be required to:

• within 90 days after the Senior Secured Rollover Date, file a registration statement for an offer to exchange the Senior Secured Exchange Notes for publicly registered notes with identical terms;

•      use its reasonable best efforts to cause the registration statement to become effective under the Securities Act of 1933, as amended (the “Securities Act”) within 180 days after the Senior Secured Rollover Date;

Annex I-B-2

• complete the exchange offer on or before 210 days after the Senior Secured Rollover Date; and

• file a shelf registration statement for the resale of the Senior Secured Exchange Notes if it cannot complete an exchange offer on or before the 210th day after the Senior Secured Rollover Date.

If the Issuer does not comply with these obligations (a “Senior Secured Bridge Registration Default”), the Issuer shall pay liquidated damages to each holder of Senior Secured Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Senior Secured Bridge Registration Default in an amount equal to 0.25% per annum on the principal amount of Senior Secured Exchange Notes held by such holder. The amount of the liquidated damages will increase by an additional 0.25% per annum on the principal amount of Senior Secured Exchange Notes with respect to each subsequent 90-day period until all Senior Secured Bridge Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Senior Secured Bridge Registration Defaults of 1.00% per annum.

Right to Transfer Exchange Notes:	Each holder of Senior Secured Exchange Notes shall have the right to transfer its Senior Secured Exchange Notes in whole or in part, at any time to an Eligible Holder (as defined below) and, after the Senior Secured Exchange Notes are registered pursuant to the provisions described under “Registration Rights,” to any person or entity; provided that if the Issuer or any of its affiliates holds Senior Secured Exchange Notes, such Senior Secured Exchange Notes shall be disregarded in any voting. “Eligible Holder” will mean (a) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act, (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (c) a person acquiring the Senior Secured Exchange Notes pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act or (d) a person acquiring the Senior Secured Exchange Notes in a transaction that is, in the opinion of counsel acceptable to the Issuer, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is

Annex I-B-3

acquiring the Senior Secured Exchange Notes for its own account and that it is not acquiring such Senior Secured Exchange Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

Covenants:	Those typical for an indenture governing publicly traded high yield debt securities and no more restrictive than the covenants applicable to the Senior Secured Extended Term Loans. Notwithstanding anything to the contrary, it is understood that the Senior Secured Indenture will not contain any maintenance covenants.

Events of Default:	Those typical for an indenture governing publicly traded high yield debt securities and no more restrictive than the events of default applicable to the Senior Secured Extended Term Loans.

Governing Law:	The State of New York. Each party to the Senior Secured Bridge Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

Annex I-B-4

EXHIBIT C

$1,550.0 MILLION SENIOR UNSECURED BRIDGE FACILITY

SUMMARY OF TERMS AND CONDITIONS

Borrower:	A new wholly owned subsidiary of Holdings (the “Borrower”). UNA and RIII will merge into the Borrower on the Closing Date, with the Borrower as the surviving entity.

Senior Unsecured Bridge Lead Arrangers and Book Runners:	Morgan Stanley Senior Funding, Inc. (“MSSF”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Wells Fargo Securities, LLC (together, the “Senior Unsecured Bridge Lead Arrangers”).

Senior Unsecured Bridge Administrative Agent:	MSSF (the “Senior Unsecured Bridge Administrative Agent”).

Senior Unsecured Bridge Lenders:	MSSF, MLPFS, WF Investment Holdings, LLC and a syndicate of financial institutions and institutional lenders arranged by the Senior Unsecured Bridge Lead Arrangers after consultation with Holdings.

Senior Unsecured Bridge Documentation Standards:

The Senior Unsecured Bridge Documentation shall be consistent with this Term Sheet, shall contain only those mandatory prepayments, representations, warranties, affirmative and negative covenants and events of default expressly set forth in this Exhibit C and shall otherwise be consistent with the indenture governing UNA’s 8.375% Senior Subordinated Notes due 2020 (as in effect on the date of the Commitment Letter), subject to adjustment to reflect then prevailing market conditions as reasonably determined by the Senior Unsecured Bridge Lead Arrangers, differences between senior subordinated notes and senior unsecured notes as reasonably determined by the Senior Unsecured Bridge Lead Arrangers (including without limitation with respect to baskets, structure, repayments and other terms), the pro forma credit profile of the Borrower and the operational requirements of the Borrower and its subsidiaries in light of their combined size, industries and practices (the “Unsecured Bridge Documentation Standards”).

Ranking:	The Senior Unsecured Bridge Loans will rank senior to all subordinated indebtedness of the Borrower and will rank pari passu with all senior debt of the Borrower, including the UNA ABL Facility.

Guarantors:	The Senior Unsecured Bridge Facility will be guaranteed on a senior basis by all current and future direct and indirect wholly-owned domestic subsidiaries of the Borrower that from time to time guarantee, or are borrowers under, the UNA ABL Facility (the “Senior Unsecured Guarantors”). The guarantees will rank senior to all subordinated indebtedness of a Senior Unsecured Guarantor and will rank pari passu with all other senior indebtedness of such Senior Unsecured Guarantor, including such Senior Unsecured Guarantor’s guarantees, or direct obligation as borrower, under the UNA ABL Facility.

Senior Unsecured Bridge Facility:	A $1,550.0 million senior unsecured increasing rate bridge facility (as may be reduced pursuant to the last sentence of the second paragraph in the Commitment Letter) (the “Senior Unsecured Bridge Facility”).

Purpose and Availability:	Upon satisfaction or waiver of the conditions precedent to drawing specified herein under the heading “Conditions Precedent to Funding,” the full amount of the Senior Unsecured Bridge Facility will be available in a single borrowing on the Closing Date and, together with the borrowings under the Senior Secured Bridge Facility, will be utilized (a) to finance the Acquisition and the Transactions and (b) to pay fees and expenses in connection with the Transactions. The loans made under the Senior Unsecured Bridge Facility on the Closing Date are herein referred to as the “Senior Unsecured Initial Bridge Loans.” Once repaid, no amount of Senior Unsecured Initial Bridge Loans may be reborrowed.

Security:	None.

Conversion to Extended Term Loans:	If any Senior Unsecured Initial Bridge Loan has not been repaid in full on or prior to the first anniversary of the Closing Date (the “Senior Unsecured Rollover Date”),

subject to payment of the Senior Unsecured Conversion Fee (as defined in the Joint Fee Letter) and unless (i) Holdings, the Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding or (ii) there exists a matured payment default with respect to the Senior Secured Initial Bridge Loans, the Senior Unsecured Initial Bridge Loans shall automatically be converted into term loans (each, an “Senior Unsecured Extended Term Loan” and, together with the Senior Unsecured Initial Bridge Loans, the “Senior Unsecured Loans”) maturing on the eighth anniversary of the Closing Date (the “Senior Unsecured Bridge Final Maturity Date”), subject to the Senior Unsecured Bridge Lenders’ rights to convert Senior Unsecured Initial Bridge Loans into Senior Unsecured Exchange Notes as set forth below. Any Senior Unsecured Initial Bridge Loan not converted into a Senior Unsecured Extended Term Loan on the Senior Unsecured Rollover Date shall mature on the Senior Unsecured Rollover Date.

Exchange into Senior Unsecured Exchange Notes:

Each Senior Unsecured Bridge Lender of a Senior Unsecured Initial Bridge Loan or Senior Unsecured Extended Term Loan that is (or will immediately transfer its Senior Unsecured Exchange Notes to) an Eligible Holder (as defined in Annex I-C) will have the option, at any time on or after the Senior Unsecured Rollover Date, to receive notes (the “Senior Unsecured Exchange Notes”) in exchange for such Senior Unsecured Initial Bridge Loans or Senior Unsecured Extended Term Loans having the terms set forth in the term sheet attached hereto as Annex I-C. Notwithstanding the foregoing, the Borrower will not be required to exchange Senior Unsecured Extended Term Loans for Senior Unsecured Exchange Notes unless at least $100.0 million of Senior Unsecured Exchange Notes would be outstanding immediately after such exchange. In connection with each such exchange, if requested by any Senior Unsecured Bridge Lender that is a Senior Unsecured Bridge Lender as of the Closing Date (each, an “Senior Unsecured Initial Bridge Lender”), the Borrower shall (i) deliver to the Senior Unsecured Bridge Lender that is receiving Senior Unsecured Exchange Notes, and to such other Senior Unsecured Bridge Lenders as such Senior Unsecured Bridge Initial Lender requests, an offering memorandum of the type customarily utilized in a Rule

144A offering of high yield securities covering the resale of such Senior Unsecured Exchange Notes by such Senior Unsecured Bridge Lenders, in such form and substance as reasonably acceptable to the Borrower and such Senior Unsecured Initial Bridge Lender, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A securities purchase agreements (including indemnification provisions) and a registration rights agreement customary in Rule 144A offerings, in each case, if requested by such Senior Unsecured Initial Bridge Lender, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Senior Unsecured Initial Bridge Lender and such certificates as the Senior Unsecured Initial Bridge Lender may request as would be customary in Rule 144A offerings and otherwise in form and substance satisfactory to the Senior Unsecured Initial Bridge Lender and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Senior Unsecured Initial Bridge Lender in connection with issuances or resales of Senior Unsecured Exchange Notes, including providing such information regarding the business and operations of the Borrower and its subsidiaries as is reasonably requested by any prospective holder of Senior Unsecured Exchange Notes and customarily provided in due diligence investigations in connection with purchases or resales of securities.

Interest Rate:	Prior to the Senior Unsecured Rollover Date, the Senior Unsecured Initial Bridge Loans will accrue interest at a rate per annum equal to the three-month London Interbank Offered Rate (“LIBOR”), as determined by the Senior Unsecured Bridge Administrative Agent for a corresponding U.S. dollar deposit amount (adjusted quarterly) plus the Spread (as described in the following paragraph).

The “Spread” will initially be 737.5 basis points. If the Senior Unsecured Initial Bridge Loans are not repaid in full within three months following the Closing Date, the Spread will increase by 50 basis points at the beginning of the subsequent three-month period and shall increase by an additional 50 basis points at the beginning of each three-month period thereafter (but, in any event, not on the

Senior Unsecured Rollover Date). LIBOR will be adjusted for maximum statutory reserve requirements (if any); provided that LIBOR shall be deemed to be not less than 1.50% per annum.

Interest on the Senior Unsecured Initial Bridge Loans will be payable in arrears at the end of each three-month period and at the Senior Unsecured Rollover Date. Notwithstanding the above, the interest rate on the Senior Unsecured Initial Bridge Loans shall not exceed the Senior Unsecured Cap (as defined in the Joint Fee Letter).

Senior Unsecured Extended Term Loans will accrue interest at the Senior Unsecured Cap.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Interest:	Upon the occurrence and during the continuance of a payment default (after giving effect to applicable grace periods), interest will accrue on the defaulted amounts at a rate of 2.0% per annum plus the rate otherwise applicable to the loans under the Senior Unsecured Bridge Facility and will be payable on demand; provided that after the Senior Unsecured Rollover Date, the Senior Unsecured Initial Bridge Loans (i.e., if the conditions to conversion into Senior Unsecured Extended Term Loans are not satisfied) will accrue interest at a rate of 2.0% per annum in excess of the Senior Unsecured Cap.

Mandatory Prepayment:	The Borrower will be required to prepay Senior Unsecured Initial Bridge Loans and Senior Unsecured Extended Term Loans, without premium or penalty, on a pro rata basis, at par plus accrued and unpaid interest, in an amount equal to (a) 100% of the net proceeds received from the non-ordinary course sale or other disposition of assets of the Borrower or any of its subsidiaries after the Closing Date, (other than sales of equipment and inventory, dispositions of obsolete or worn-out property and property no longer useful in the business and other customary exceptions to be agreed) and other than amounts reinvested in assets to be used in the Borrower’s business within 12 months of such disposition or, with respect to collateral thereunder, that is required to be paid to the lenders under the Senior Secured Bridge Facility, (b) 100% of all casualty and condemnation proceeds received by the Borrower or any of its subsidiaries, subject to reinvestment rights to be agreed, (c) 100% of the net proceeds received by the Borrower or any of its subsidiaries from the issuance of debt or preferred stock after the Closing Date, other than (i) drawings in the ordinary course under the Existing UNA ABL Facility or Replacement UNA ABL Facility, (ii) proceeds of the Existing Securitization Facility and (iii) other customary exceptions to be agreed and (d) 100% of the net proceeds received from the issuance of equity by, or equity contributions to, the Borrower or any of its subsidiaries after the Closing Date, other than customary exceptions to be agreed including equity securities issued pursuant to equity compensation arrangements. The foregoing prepayment obligation (other than the obligation to prepay pursuant to clause (c) with proceeds from issuance of Senior Unsecured Notes or other Qualifying Senior Debt (to be defined in the Senior Unsecured Bridge Documentation)) shall be subject to prior prepayments of the UNA ABL Facility, if, and to the extent, required thereunder.

In addition, upon the occurrence of a change of control of the Borrower (to be defined in a manner consistent with the UNA Existing ABL Facility (as in effect on the date of the Commitment Letter) with such amendments as contemplated by the ABL Amendment), the Borrower will be required to prepay the outstanding principal amount of the Senior Unsecured Initial Bridge Loans and Senior Unsecured Extended Term Loans, on a pro rata basis, at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, to the date of prepayment.

Optional Prepayments:	The Senior Unsecured Initial Bridge Loans may be prepaid, in whole or in part, without premium or penalty, at the option of the Borrower, at any time with prior notice, at par plus accrued and unpaid interest and breakage costs.

Until the fourth anniversary of the Closing Date, prepayment of Senior Unsecured Extended Term Loans will be subject to a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points. Thereafter, Senior Unsecured Extended Term Loans will be prepayable at the option of the Borrower at a premium equal to 50% of the coupon on the Senior Unsecured Extended Term Loans, declining ratably to par on the date which is two years prior to the Senior Unsecured Bridge Final Maturity Date.

In addition, Senior Unsecured Extended Term Loans will be prepayable at the option of the Borrower prior to the third anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of Holdings that are contributed to the Borrower at a premium equal to the coupon on Senior Unsecured Extended Term Loans; provided that after giving effect to such prepayment at least 65% of the aggregate principal amount of Senior Unsecured Extended Term Loans originally made shall remain outstanding.

Conditions Precedent to Funding:	Conditions precedent to borrowing under the Senior Unsecured Bridge Facility shall be limited to (a) those set forth in the third paragraph of Section 1 of the Commitment Letter and applicable conditions in the Conditions Term Sheet and (b) delivery to the Senior Secured Bridge Administrative Agent of a notice of borrowing.

Representations and Warranties:	Representations and warranties applicable to the Borrower and its subsidiaries will be limited to the following, in each case with customary exceptions and qualifications to be mutually agreed and consistent with financings of this kind and the Unsecured Bridge Documentation Standards: corporate existence; corporate power and authority; non-contravention and enforceability of the Senior Unsecured Bridge Documentation; no conflicts with law, charter documents or contractual obligations; accuracy and completeness of financial and other information (including pro forma financial information and projections); no material adverse change (to be defined); compliance with applicable laws and regulations, including ERISA, environmental laws and Federal Reserve regulations; absence of undisclosed liabilities; consents; ownership of property; no liens; intellectual property; Patriot Act compliance; OFAC compliance; subsidiaries; status as senior debt; no material litigation; inapplicability of the Investment Company Act of 1940; solvency (on a consolidated basis); payment of taxes and other obligations; no default or event of default; employment and labor relations; and maintenance of insurance.

Affirmative Covenants:	Affirmative covenants applicable to the Borrower and its subsidiaries will be limited to the following, in each case with customary exceptions, baskets and qualifications to be mutually agreed and the Unsecured Bridge Documentation Standards: delivery of certified quarterly and audited annual financial statements (including related management and discussion analysis), accountants’ letters, reports to shareholders, notices of defaults, litigation and other events that would have a material adverse effect, budgets, compliance certificates and other information customarily supplied in a transaction of this type; compliance with applicable laws and regulations, including ERISA, environmental laws and Federal Reserve regulations; payment of taxes and other obligations; maintenance of appropriate and adequate insurance; use of proceeds; preservation of corporate existence, rights (charter and statutory), and material permits, licenses and approvals; visitation and inspection rights; keeping of proper books and records; maintenance of properties; performance of material contracts; commercially reasonable efforts to maintain public corporate credit/family ratings of the Borrower and ratings of the Senior Unsecured Bridge Facility from Moody’s and S&P (but not to maintain a specific rating); and compliance with the obligation to publicly sell or privately place Securities (as defined in the Joint Fee Letter) to be consummated promptly following issuance of the Securities Demand and to pay the Senior Unsecured Conversion Fee on the Senior Unsecured Rollover Date, in each case on terms satisfactory to the Senior Unsecured Bridge Facility Lenders. In addition, to the extent requested by the Lead Arrangers, the Borrower shall deliver on the Closing Date certifications by officers of the Borrower that are reasonably acceptable to the Lead Arrangers with respect to the calculations and computations under the documents governing the Permitted Surviving Debt required to support the “no conflicts” opinions with respect to the Permitted Surviving Debt).

Negative Covenants:	Negative covenants applicable to the Borrower and its subsidiaries will be limited to the following, in each case with customary exceptions, baskets and qualifications to be mutually agreed and the Unsecured Bridge Documentation Standards:

1. Limitations on liens and further negative pledges.

2. Limitations on sale-leaseback transactions.

3. Limitations on debt (including, without limitation, guarantees and other contingent obligations, and including the subordination of all intercompany indebtedness on terms reasonably satisfactory to the Senior Unsecured Bridge Lenders) and any prepayment, redemption or repurchase of such debt.

4. Limitations on mergers, consolidations and acquisitions.

5. Limitations on sales, transfers and other dispositions of assets.

6. Limitations on loans and other investments.

7. Limitations on dividends and other distributions, stock repurchases and redemptions and other restricted payments.

8. Limitations on capital expenditures and operating leases.

9. Limitations on restrictions affecting subsidiaries.

10. Limitations on transactions with affiliates.

11. Limitations on issuances of disqualified capital stock.

12. No change in (i) the nature of their business, (ii) accounting policies or (iii) fiscal year.

13. No modification or waiver of material documents (including, without limitation, charter documents of the Borrower and its subsidiaries or any other material debt) in a manner materially adverse to the Senior Unsecured Bridge Lenders.

In addition, no dividend, distribution or other payment shall be permitted to be made directly or indirectly to Holdings if such amounts are used or to be used to repurchase outstanding equity interests of Holdings or any other direct or indirect parent of the Borrower. Notwithstanding the foregoing, it is understood that the Senior Unsecured Bridge Documentation will not contain any maintenance covenants.

Events of Default:	Events of default will be limited to the following, in each case with customary exceptions, baskets and qualifications to be mutually agreed and the Unsecured Bridge Documentation Standards: failure to pay principal when due or interest or other amounts within a specified grace period (to be determined) after the same becomes due; breach of representations, warranties or covenants; cross-default (other than with respect to the Existing Securitization Facility) and cross-acceleration; bankruptcy and insolvency events; judgment defaults; actual or asserted invalidity or impairment of Senior Unsecured Bridge Documentation, guarantees or subordination provisions (of subordinated debt); standard ERISA defaults and failure to comply with any Securities Demand requirements as set forth in the Joint Fee Letter.

Expenses and Indemnity:	The Borrower shall pay or reimburse all reasonable costs and expenses incurred in connection with the syndication of the Senior Unsecured Bridge Facility and with the preparation, negotiation, execution and delivery of the Senior Unsecured Bridge Documentation, including without limitation, the reasonable and documented fees and disbursements of counsel. You further agree to pay all reasonable costs and expenses of the Senior Unsecured Bridge Administrative Agent, the Senior Unsecured Bridge Lenders and their respective affiliates (including, without limitation, reasonable and documented fees and disbursements of counsel) incurred in connection with the administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of, and enforcement of any of its rights and remedies under, the Senior Unsecured Bridge Documentation.

The Borrower will indemnify the Senior Unsecured Bridge Lenders, the Commitment Parties, the Senior Unsecured Bridge Lead Arranger, the Senior Unsecured Bridge Administrative Agent and their respective affiliates, and hold them harmless from and against all reasonable and documented out-of-pocket costs, expenses (including but not limited to reasonable and documented legal fees and expenses) and liabilities arising out of or relating to the Transactions and any actual or proposed use of the proceeds of any loans made under the Senior Unsecured Bridge Facility; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred solely from the gross negligence, bad faith or willful misconduct of such person.

Waivers and Amendments:	Amendments and waivers of the provisions of the Senior Unsecured Bridge Documentation shall require the approval of Senior Unsecured Bridge Lenders holding not less than a majority of the aggregate principal amount of the loans and commitments under the Senior Unsecured Bridge Facility; provided that (a) the consent of each affected Senior Unsecured Bridge Lender shall be required with respect to (i) increases in the commitment of such Senior Unsecured Bridge Lender; (ii) reductions of principal, interest or fees of such Senior Unsecured Bridge Lender; (iii) extensions of scheduled amortization or the final maturity date and (iv) modifications to the pro rata provisions and (b) the consent of all of the Senior Unsecured Bridge Lenders shall be required with respect to (i) modification of the voting percentages (or any of the applicable definitions related thereto) and (ii) releases of all or substantially all of the guarantees.

Assignments and Participations:	Each Senior Unsecured Bridge Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under the Senior Unsecured Bridge Facility. Assignments will require payment of an administrative fee to the Senior Unsecured Bridge Administrative Agent and, except for an assignment to an existing Senior Unsecured Bridge Lender or an affiliate of an existing Senior Unsecured Bridge Lender, the consent of the Senior Unsecured Bridge Administrative Agent. In addition, each Senior Unsecured Bridge Lender may sell participations in all or a portion of its loans and commitments under the Senior Unsecured Bridge Facility; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Senior Unsecured Bridge Lender to exercise voting rights in respect of the Senior Unsecured Bridge Facility (except as to certain unanimous issues).

Yield Protection, Taxes and Other Deductions:	The Senior Unsecured Bridge Documentation will contain customary provisions for facilities of this kind consistent with the Unsecured Bridge Documentation Standards, including, without limitation, in respect of breakage and redeployment costs, funding losses, capital adequacy, illegality and requirements of law. All payments shall be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of a Senior Unsecured Bridge Lender’s applicable lending office).

Increased Costs:	The Senior Unsecured Bridge Documentation will contain increased cost provisions consistent with those in the UNA Existing ABL Facility.

Lender Replacement:	The Senior Unsecured Bridge Documentation shall contain provisions consistent with those in the UNA Existing ABL Facility for replacing increased-cost Senior Unsecured Bridge Lenders, or non-consenting Senior Unsecured Bridge Lenders in connection with amendments and waivers requiring the consent of all Senior Unsecured Bridge Lenders or of all Senior Unsecured Bridge Lenders directly affected thereby so long as Senior Unsecured Bridge Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Unsecured Bridge Facility shall have consented thereto.

Governing Law:	The State of New York. Each party to the Senior Unsecured Bridge Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

Counsel to the Senior Unsecured Bridge Lead Arranger and Senior Unsecured Bridge Administrative Agent:	White & Case LLP.

ANNEX I-C

SENIOR UNSECURED EXCHANGE NOTES

SUMMARY OF TERMS AND CONDITIONS

Issuer:	The Borrower will issue Senior Unsecured Exchange Notes under an indenture which complies with the Trust Indenture Act (the “Senior Unsecured Indenture”). The Borrower in its capacity as issuer of the Senior Unsecured Exchange Notes is referred to as the “Issuer.”

Guarantors:	Same as Senior Unsecured Bridge Loans.

Principal Amount:	The Senior Unsecured Exchange Notes will be available only in exchange for (i) the Senior Unsecured Initial Bridge Loans on the Rollover Date or (ii) the Senior Unsecured Extended Term Loans at any time. The principal amount of any Senior Unsecured Exchange Note will equal 100% of the aggregate principal amount of the Senior Unsecured Initial Bridge Loans or the Senior Unsecured Extended Term Loans for which it is exchanged.

Maturity:	The Senior Unsecured Exchange Notes will mature on the Senior Unsecured Bridge Final Maturity Date.

Interest Rate:	The Senior Unsecured Exchange Notes will bear interest at a rate equal to the Senior Unsecured Cap. Such interest will be payable semi-annually in arrears.

Calculation of interest shall be on the basis of the actual number of days elapsed in a year of twelve 30-day months.

Default Interest:	In the event of a payment default (after giving effect to the applicable grace periods) on the Senior Unsecured Exchange Notes, interest will accrue on defaulted amounts at a rate of 2.0% per annum in excess of the rate otherwise applicable to the Senior Unsecured Exchange Notes, and will be payable in accordance with the provisions described above under the heading “Interest Rate.”

Ranking:	Same as Senior Unsecured Initial Bridge Loans.

Mandatory Offer to Purchase:	The Issuer will be required to offer to purchase the Senior Unsecured Exchange Notes upon a change of control (to be defined in a manner consistent with the UNA Existing ABL

Annex I-C-1

Facility (as in effect on the date of the Commitment Letter) with such amendments as contemplated by the ABL Amendment) at 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. The Issuer will also be required to offer to purchase Senior Unsecured Exchange Notes with the proceeds of certain asset sales (consistent with the Senior Unsecured Initial Bridge Loans) at 100% of the principal amount thereof plus accrued interest to the date of purchase, subject to prior prepayments of the UNA ABL Facility and/or Senior Secured Exchange Notes, if, and to the extent, required thereunder.

Optional Redemption:	Until the fourth anniversary of the Closing Date, the Senior Unsecured Exchange Notes will be redeemable at a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable U.S. Treasury securities plus 50 basis points. Thereafter, the Senior Unsecured Exchange Notes will be redeemable at the option of the Issuer at a premium equal to 50% of the coupon on the Senior Unsecured Exchange Notes, declining ratably to par on the date which is two years prior to the Senior Unsecured Bridge Final Maturity Date.

In addition, Senior Unsecured Exchange Notes will be redeemable at the option of the Issuer prior to the third anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of Holdings that are contributed to the Issuer at a premium equal to the coupon on the Senior Unsecured Exchange Notes; provided that after giving effect to such redemption at least 65% of the aggregate principal amount of Senior Unsecured Exchange Notes originally issued shall remain outstanding.

Registration Rights:	The Issuer will be required to:

•        within 90 days after the Senior Unsecured Rollover Date, file a registration statement for an offer to exchange the Senior Unsecured Exchange Notes for publicly registered notes with identical terms;

•        use its reasonable best efforts to cause the registration statement to become effective under the Securities Act of 1933, as amended (the “Securities Act”) within 180 days after the Senior Unsecured Rollover Date;

Annex I-C-2

• complete the exchange offer within 210 days after the Senior Unsecured Rollover Date; and

• file a shelf registration statement for the resale of the Senior Unsecured Exchange Notes if it cannot complete an exchange offer on or before the 210th day after the Senior Unsecured Rollover Date.

If the Issuer does not comply with these obligations (a “Senior Unsecured Bridge Registration Default”), the Issuer shall pay liquidated damages to each holder of Senior Unsecured Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Senior Unsecured Bridge Registration Default in an amount equal to 0.25% per annum on the principal amount of Senior Unsecured Exchange Notes held by such holder. The amount of the liquidated damages will increase by an additional 0.25% per annum on the principal amount of Senior Unsecured Exchange Notes with respect to each subsequent 90-day period until all Senior Unsecured Bridge Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Senior Unsecured Bridge Registration Defaults of 1.00% per annum.

Right to Transfer Exchange Notes:	Each holder of Senior Unsecured Exchange Notes shall have the right to transfer its Senior Unsecured Exchange Notes in whole or in part, at any time to an Eligible Holder (as defined below) and, after the Senior Unsecured Exchange Notes are registered pursuant to the provisions described under “Registration Rights,” to any person or entity; provided that if the Issuer or any of its affiliates holds Senior Unsecured Exchange Notes, such Senior Unsecured Exchange Notes shall be disregarded in any voting. “Eligible Holder” will mean (a) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act, (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (c) a person acquiring the Senior Unsecured Exchange Notes pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act or (d) a person acquiring the Senior Unsecured Exchange Notes in a transaction that is, in the opinion of counsel acceptable to the Issuer, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is acquiring the Senior Unsecured Exchange Notes for its own account and that it is not acquiring such Senior

Annex I-C-3

Unsecured Exchange Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

Covenants:	Those typical for an indenture governing publicly traded high yield debt securities and no more restrictive than the covenants applicable to the Senior Unsecured Extended Term Loans. Notwithstanding anything to the contrary, it is understood that the Senior Unsecured Indenture will not contain any maintenance covenants.

Events of Default:	Those typical for an indenture governing publicly traded high yield debt securities and no more restrictive than the events of default applicable to the Senior Unsecured Extended Term Loans.

Governing Law:	The State of New York. Each party to the Senior Unsecured Bridge Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

Annex I-C-4

EXHIBIT D

$1,800.0 MILLION ABL CREDIT FACILITY

SUMMARY OF TERMS AND CONDITIONS

All capitalized terms used herein but not defined shall have the meanings provided in the Commitment Letter or the UNA Existing ABL Facility, as applicable. For purposes of this summary of terms and conditions, the term “UNA Existing ABL Facility” shall include all Loan Documents as defined therein, unless the context requires otherwise.

Holdings:	United Rentals, Inc. a Delaware corporation (“Holdings”).

Company or ABL Parent Borrower:	(i) At any time prior to the consummation of the Newco Merger, United Rentals (North America), Inc., a Delaware corporation, and (ii) at any time on and after the consummation of the Newco Merger, Newco, a Delaware corporation, as the surviving corporation of the Newco Merger (such relevant entity under clause (i) or (ii), the “Company” or the “ABL Parent Borrower”).

ABL Borrowers:	The Company and certain domestic subsidiaries of the Company approved by the ABL Administrative Agent (as defined below) and set forth in a schedule to be attached to the credit agreement (the “ABL Facility Credit Agreement”) for the ABL Facility (as defined below) (collectively, the “Domestic ABL Borrowers”), and, in the case of the Canadian Specified Subfacility (as defined below), United Rentals Financing Limited Partnership, a Delaware partnership (the “Specified ABL Borrower”), and, in the case of the Canadian ABL Subfacility (as defined below), United Rentals of Canada, Inc. (the “Canadian ABL Borrower” and, together with the Domestic ABL Borrowers and the Specified ABL Borrower, the “ABL Borrowers”).

ABL Guarantors:	The obligations of the Domestic ABL Borrowers and their domestic subsidiaries under the ABL Facility and under any treasury management, interest rate protection or other hedging arrangements entered into with an ABL Lender (as defined below) (or any affiliate thereof) will be guaranteed by Holdings and each existing and future direct and indirect domestic subsidiary (but excluding indirect domestic subsidiaries held through foreign subsidiaries other than United Rentals Financing Limited Partnership) of Holdings (collectively, the “Domestic ABL Guarantors”), subject to exceptions contained in the UNA Existing ABL Facility (including the special purpose vehicles used in connection with the Existing Securitization Facility and certain immaterial subsidiaries), and certain Canadian subsidiaries of Holdings consistent with the UNA Existing ABL Facility. The obligations of the Canadian ABL Borrower and the non-domestic ABL Guarantors under the ABL Facility and under any treasury management, interest rate protection or other hedging arrangements entered into with an ABL Lender (or any affiliate thereof) will be guaranteed by Holdings and each existing and future direct and indirect domestic or Canadian subsidiary of Holdings (together with the Domestic ABL Guarantors, collectively, the “ABL Guarantors”; the ABL Guarantors and ABL Borrowers are the “Obligors”), subject to exceptions contained in the UNA Existing ABL Facility. All guarantees will be guarantees of payment and not of collection. The obligations of the relevant Obligor under any interest rate protection or other hedging arrangement referred to above in this section that has been designated by the ABL Borrowers (or their agent) in writing to have the benefit of the ratable sharing provided in the first part of this sentence shall, under the collateral proceeds application of payments waterfall, share ratably during the continuance of an event of default with principal on the applicable loans (other than swingline loans and agent advances) made under the ABL Facility, but only to the extent of the reserves maintained from time to time by the ABL Administrative Agent against the applicable borrowing base(s) described below with respect to the obligations of such Obligor under such specific interest rate protection or other hedging arrangement (which reserves with respect to any such specific arrangement shall be maintained by the ABL Administrative Agent in the maximum amount of the exposure under such arrangement from time to time as designated in writing by the person providing such arrangement and the ABL Borrowers (or their agent) delivered to the ABL Administrative Agent from time to time), all on the same terms as provided in the UNA Existing ABL Facility; otherwise payment of the interest rate protection or other hedging arrangement obligations described in the first two sentences of this section from collateral proceeds shall be in the order of application of payments under the payments waterfall consistent with the order set forth in the UNA Existing ABL Facility.

Administrative and Collateral Agent:	Bank of America, N.A. (“Bank of America”) will act as sole administrative and collateral agent (the “ABL Administrative Agent”).

Joint Lead Arrangers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Morgan Stanley Senior Funding, Inc. (“MSSF”) and Wells Fargo Capital Finance, LLC (“WFCF”) will act as joint lead arrangers and joint bookrunners (collectively, the “ABL Arrangers”).

Joint Syndication Agents:	MSSF and WFCF will act as joint syndication agents.

ABL Lenders:	Bank of America, MSSF, WFCF and other banks, financial institutions and institutional lenders reasonably acceptable to MLPFS and the ABL Administrative Agent selected in consultation with the Company (collectively, the “ABL Lenders”).

ABL Facility:	A $1,800.0 million asset-based revolving credit facility (the “ABL Facility”), subject to availability as described under the heading “Availability” below, available from time to time until the Maturity Date (as defined below), which will include (a) a sublimit of $200 million for the issuance of standby letters of credit (each a “Letter of Credit”) for the account of the Domestic ABL Borrowers, (b) a sublimit for swingline loans (each a “Swingline Loan”), (c) a sublimit for borrowings in Canadian dollars by the Specified ABL Borrower in an aggregate amount not to exceed at any time CDN$140 million (the “Canadian Specified Subfacility”) and (d) a sublimit for borrowings in Canadian dollars by the Canadian ABL Borrower in an aggregate amount not to exceed the CDN dollar equivalent at any time of $250 million (the “Canadian ABL Subfacility”), which Canadian ABL Subfacility will include a sublimit equal to the CDN dollar equivalent of $200 million for the issuance of Letters of Credit in Canadian dollars for the account of the Canadian ABL Borrower. Letters of Credit will be issued by Bank of America and any other ABL Lender (or an affiliate thereof) acceptable to the ABL Administrative Agent and the ABL Borrowers (collectively in such capacity, the “Fronting Bank”) and Swingline Loans will be made available by Bank of America, and each of the ABL Lenders under the ABL Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan. Except as otherwise provided in clauses (c) and (d) above, all borrowings and Letters of Credit shall be in US dollars.

Terms:	Except as expressly provided otherwise in this summary of certain terms and conditions, the Commitment Letter or the Joint Fee Letter, the terms of the ABL Facility shall be the same as those in the UNA Existing ABL Facility with any necessary conforming changes to any security or other ancillary loan documentation.

Increase in Commitments:	The ABL Borrowers shall be entitled on one or more occasions and subject to conditions consistent with those in the UNA Existing ABL Facility to increase the commitments under the ABL Facility (each a “Commitment Increase”) (which for the avoidance of doubt shall not increase the commitments under the Canadian ABL Subfacility or the Canadian Specified Subfacility) in an aggregate principal amount of up to $500 million; provided that (i) no event of default or default exists or would exist after giving effect thereto, (ii) all fees and expenses owing to the ABL Administrative Agent or the ABL Lenders in respect of such increase shall have been paid, (iii) no increase shall be for an amount less than $50 million and (iv) each Commitment Increase shall be on the same terms and conditions (including interest rate margins) as the ABL Facility (provided that the upfront fees paid may differ). The ABL Borrowers may seek commitments from existing ABL Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional financial institutions reasonably satisfactory to the ABL Administrative Agent, the Fronting Bank and the U.S. Swingline Lender who shall thereupon become ABL Lenders. The loan documentation shall be amended to give effect to the Commitment Increase by documentation executed by the ABL Lender or ABL Lenders providing the Commitment Increase, the ABL Administrative Agent and the ABL Borrowers.

Swingline Option:	Swingline Loans will be made available, subject to availability as described under the heading “Availability” below, on a same day basis in an aggregate amount not exceeding $100 million for swingline loans from U.S. lenders to Domestic ABL Borrowers and $50 million for swingline loans from Canadian lenders to the Canadian ABL Borrower and in each case in minimum amounts consistent with the UNA Existing ABL Facility.

Purpose:	The proceeds of the ABL Facility, together with cash on hand of the Company and its Subsidiaries, shall be used to (i) refinance the UNA Existing ABL Facility and RIII’s senior ABL revolving facility; (ii) pay fees and expenses incurred in connection with the refinancing of the UNA Existing ABL Facility; and (iii) provide ongoing working capital and for other general corporate purposes of Holdings and its subsidiaries (including the financing of a portion of the Acquisition as contemplated by, and subject to the terms and conditions set forth in, the Commitment Letter).

Interest rates:	As set forth in Addendum I.

Maturity date:	The ABL Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full on October 13, 2016 (the “Maturity Date”).

Availability:	Consistent with the UNA Existing ABL Facility, loans under the ABL Facility (other than the Canadian ABL Subfacility) may be made on a revolving basis and Letters of Credit may be issued up to (a) the lesser of (i) the Maximum U.S. Revolver Amount and (ii) the U.S. Borrowing Base as then in effect, minus (b) the sum of (i) the aggregate principal amount of all loans (including Swingline Loans) then outstanding, plus (ii) all Letters of Credit then outstanding (the “U.S. Availability”).

Consistent with the UNA Existing ABL Facility, loans under the Canadian ABL Subfacility may be made on a revolving basis and Letters of Credit may be issued up to (a) the lesser of (i) the Maximum Canadian Revolver Amount and (ii) the sum of the Canadian Borrowing Base and the U.S. Availability as then in effect, minus (b) the sum of (i) the aggregate principal amount of all loans then outstanding under the Canadian ABL Subfacility plus (ii) all Letters of Credit then outstanding under the Canadian ABL Subfacility.

The ABL Borrowers will use commercially reasonable efforts to deliver to the ABL Administrative Agent prior to the Closing Date an equipment appraisal and field examination with respect to the Obligors reasonably satisfactory to the ABL Administrative Agent; provided, however, that in the event that one or both documents cannot be completed and delivered on or before such date, such documents shall be delivered to the ABL Administrative Agent no later than the 90th day after the Closing Date (or such later date as the ABL Administrative Agent shall agree to in its sole discretion). The failure of the ABL Borrowers to timely comply with the foregoing provision shall constitute an Event of Default.

U.S. Borrowing Base:	Consistent with the UNA Existing ABL Facility, the U.S. Borrowing Base equals the sum of (a) the lesser of (i) $100 million and (ii) 55% of the lower of cost and market value of eligible inventory (excluding rental equipment) of the U.S. Obligors, plus (b) the lesser of (i) 95% of the net book value (“NBV”) of the eligible rental equipment of the U.S. Obligors and (ii) 85% of net orderly liquidation value (“NOLV”) of eligible rental equipment of the U.S. Obligors less (c) applicable reserves. Eligibility standards and reserves shall be determined on a basis consistent with the UNA Existing ABL Facility with such amendments to such eligibility standards as contemplated by the ABL Amendment.

Canadian Borrowing Base:	Consistent with the UNA Existing ABL Facility, the Canadian Borrowing Base equals the sum of (a) the lesser of (i) 95% of the NBV of the eligible rental equipment of the Canadian Obligors and (ii) 85% of NOLV of eligible rental equipment of the Canadian Obligors less (b) applicable reserves. Eligibility standards and reserves shall be determined on a basis consistent with the UNA Existing ABL Facility with such amendments to such eligibility standards as contemplated by the ABL Amendment.

Borrowing Bases:	Each Borrowing Base shall be computed on a monthly basis pursuant to a monthly borrowing base certificate to be delivered by the ABL Borrowers to the ABL Administrative Agent (or, on a weekly basis during a Cash Dominion Period (as defined below)).

Reserves and eligibility criteria shall be consistent with the UNA Existing ABL Facility with such amendments to such eligibility criteria as contemplated by the ABL Amendment. The ABL Administrative Agent shall be entitled to modify eligibility standards and establish and modify reserves against Borrowing Base availability, in each case consistent with the UNA Existing ABL Facility.

Anything contained herein to the contrary notwithstanding, the Domestic ABL Borrowers shall be permitted to borrow only against the U.S. Borrowing Base.

Combined Availability:	Consistent with the UNA Existing ABL Facility, the Combined Availability equals (a) the lesser of (i) the Maximum Revolver Amount and (ii) the sum of the U.S. Borrowing Base and the lesser of the Canadian Borrowing Base and the Maximum Canadian Revolver Amount less (b) the sum of (i) the aggregate principal amount of all loans (including Swingline Loans) then outstanding, plus (ii) all Letters of Credit then outstanding.

Mandatory Prepayments:	Consistent with the mandatory prepayment provisions of the UNA Existing ABL Facility with such amendments to the Out-of-Formula Condition contained therein as contemplated by the ABL Amendment.

Optional Prepayments and Commitment Reductions:	Consistent with the UNA Existing ABL Facility, the ABL Facility may be prepaid in whole or in part at any time, in minimum principal amounts and subject to notice requirements consistent with those set forth in the UNA Existing ABL Facility, without premium or penalty, subject to reimbursement of the ABL Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR or other fixed rate borrowings. Consistent with the UNA Existing ABL Facility, the unutilized portion of the commitments under the ABL Facility may be irrevocably reduced or terminated by the ABL Borrowers at any time, in minimum principal amounts and subject to notice requirements consistent with those set forth in the UNA Existing ABL Facility, without penalty, subject to reimbursement of the ABL Lenders’ breakage and redeployment costs.

CAM Exchange:	The ABL Facility shall have collateral allocation mechanism (CAM) exchange provisions consistent with those in the UNA Existing ABL Facility with such amendments thereto as contemplated by the ABL Amendment.

Security:	Consistent with the UNA Existing ABL Facility, the ABL Borrowers and each of the ABL Guarantors shall grant the ABL Administrative Agent and the ABL Lenders valid and perfected first priority (subject to exceptions consistent with those in the UNA Existing ABL Facility with such amendments thereto as contemplated by the ABL Amendment) liens and security interests in all of the following (collectively, the “Collateral”):

(a)    All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future direct subsidiaries (limited, in the case of the voting capital stock of foreign subsidiaries pledged to secure the obligations of any Domestic ABL Borrower or Domestic ABL Guarantor, to a pledge of 65% of such capital stock), including, without limitation, all of the equity interests in the Company owned or otherwise held by Holdings, and subject to exceptions contained in the UNA Existing ABL Facility.

(b)    All of the other present and future property and assets of the ABL Borrowers and each ABL Guarantor, including, but not limited to, (i) machinery and equipment, inventory (including, but not limited to, rental equipment and spare parts therefor) and other goods, and (ii) bank accounts, general intangibles, intercompany debt, accounts, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash; provided that, in any case, the Collateral shall not include assets excluded from the collateral in the UNA Existing ABL Facility.

(c) All proceeds and products of the property and assets described in clauses (a) and (b) above.

The Collateral shall ratably secure the relevant party’s obligations in respect of the ABL Facility and any treasury management, interest rate protection or other hedging arrangements entered into by an Obligor with an ABL Lender (or an affiliate thereof) (in the case of obligations in respect of interest rate protection or other hedging arrangements, as more fully provided under the heading “ABL Guarantors”). For the avoidance of doubt, Collateral owned by the ABL Borrowers and ABL Guarantors that are not domestic entities shall not secure obligations of the Domestic ABL Borrowers and the Domestic ABL Guarantors.

Conditions Precedent to Funding:	(A) Initial Extensions of Credit: The closing and the initial extension of credit under the ABL Facility will be subject to satisfaction of the following conditions precedent:

(i) Those conditions set forth in the third paragraph of Section 1 of the Commitment Letter. (ii) The applicable conditions in the Conditions Term Sheet.

(iii)  The ABL Administrative Agent and ABL Lenders shall have received a borrowing base certificate in substantially the same form as the UNA Existing ABL Facility dated as of the Closing Date.

(iv)   The initial extension of credit on the Closing Date shall not exceed availability of the applicable Borrowing Base under the ABL Facility (with a component of availability being sufficient eligible assets in the required Borrowing Base in which the ABL Administrative Agent has a first priority perfected lien). Notwithstanding the requirements of this clause (iv), an initial extension of credit on the Closing Date of up to $1,000 million in the aggregate shall be made available to the ABL Borrowers (upon their request) to the extent needed by them to make payments owing to effect the Transactions, notwithstanding that such initial extensions of credit exceed availability of the applicable Borrowing Base under the ABL Facility (the “Closing Date Availability Deficiency”), provided that any Closing Date Deficiency shall be eliminated within 30 days of the Closing Date.

(B) All Extensions of Credit (excluding the initial extension of credit on the Closing Date):

Each extension of credit under the ABL Facility (excluding the initial extension of credit on the Closing Date) will be subject to satisfaction of conditions precedent consistent with those in Section 9.2 of the UNA Existing ABL Facility with such amendments as contemplated by the ABL Amendment (which includes, without limitation, a condition that the extension of credit shall not exceed availability under the applicable portion of the ABL Facility, with a component of availability being sufficient eligible assets in the required borrowing base in which the ABL Administrative Agent has a first priority perfected Lien). Notwithstanding the foregoing, the ABL Facility shall permit the ABL Administrative Agent to make limited overadvances (including protective overadvances) on terms consistent with those in the UNA Existing ABL Facility.

Representations and Warranties:	The same as in the UNA Existing ABL Facility with such amendments as contemplated by the ABL Amendment.

Covenants:	Affirmative and negative covenants (including financial covenants) the same as those in the UNA Existing ABL Facility with such amendments as contemplated by the ABL Amendment. In addition, to the extent requested by the Lead Arrangers, Holdings shall deliver on the Closing Date certifications by officers of Holdings that are reasonably acceptable to the Lead Arrangers with respect to the calculations and computations under the documents governing the Permitted Surviving Debt required to support the “no conflicts” opinions with respect to the Permitted Surviving Debt).

Events of Default:	The same as those in the UNA Existing ABL Facility.

Cash Management/ Cash Dominion:	Account control agreements on material deposit accounts (including accounts into which proceeds from the Existing Securitization Facility are deposited) of the ABL Borrowers and the ABL Guarantors shall be obtained. During a Cash Dominion Period, amounts in controlled deposit accounts will be swept into the Collateral Agent’s account. A “Cash Dominion Period” means (a) any period commencing on the date on which the Combined Availability is less than the greater of (A) 12.5% of the Maximum Revolver Amount and (B) $175 million and ending on the date on which the Combined Availability is at least the greater of (A) 12.5% of the Maximum Revolver Amount and (B) $175 million for 60 consecutive calendar days or (b) any period during which an event of default has occurred and is continuing.

Assignments and Participations:	Consistent with the UNA Existing ABL Facility.

Waivers and Amendments:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of requisite ABL Lenders and other Persons consistent with those requirements in the UNA Existing ABL Facility.

Defaulting Lenders; Lender Replacement:	The loan documentation shall contain provisions consistent with those in the UNA Existing ABL Facility for replacing non-funding or increased-cost ABL Lenders, or non-consenting ABL Lenders in connection with amendments and waivers requiring the consent of all ABL Lenders or of all ABL Lenders directly affected thereby so long as ABL Lenders holding more than 50% of the aggregate amount of the loans and commitments under the ABL Facility shall have consented thereto.

Indemnification:	Same as the indemnification terms set forth in the UNA Existing ABL Facility.

Governing Law:	State of New York.

Pricing/Fees/Expenses:	As set forth in Addendum I.

Counsel to the Lead Arrangers:	Kaye Scholer LLP.

Waiver of Trial By Jury; Increased Costs:	Each of the parties to the ABL Facility shall (i) waive its right to a trial by jury and (ii) submit to the New York State jurisdiction. The loan documentation will contain increased cost, withholding tax, capital adequacy and yield protection provisions consistent with those in the UNA Existing ABL Facility.

Addendum I

PRICING, FEES AND EXPENSES

Interest Rates:	The interest rates per annum applicable to the ABL Facility (other than in respect of Swingline Loans) will be LIBOR plus the Applicable Margin (as hereinafter defined) or, at the option of the ABL Borrowers, the Base Rate (to be defined as the highest of (w) the Bank of America prime rate, (x) the Federal Funds rate plus 0.50% and (y) 30-day LIBOR plus 1.00%) plus the Applicable Margin. “Applicable Margin” means a percentage per annum determined in accordance with the pricing grid set forth below, based on the Combined Availability (in a manner consistent with the UNA Existing ABL Facility), provided that (i) Level I pricing shall not be available at any time prior to March 31, 2012 and (a) Level II pricing shall be applicable for each day until December 31, 2011, and (b) in the event the Combined Availability for the availability period (or portion thereof) ending on December 31, 2011 is greater than $1 billion (as such amount may be modified as set forth below), Level II pricing shall be applicable for the period from January 1, 2012 until March 31, 2012 and (ii) Level III pricing shall apply for all loans under the ABL Facility at all times once the commitments thereunder have terminated or the Termination Date has occurred.

	September 30,	September 30,	September 30,
Level	Combined Availability	LIBOR Margin	Base Rate Margin
I	Above $1 billion*	1.75%	0.75%
II	Above $500 million but not above $1 billion*	2.00%	1.00%
III	$500 million or less*	2.25%	1.25%

*	As such amount may be increased in connection with a Commitment Increase or decreased in connection with a permanent decrease in any of the Commitments, in each instance in a manner consistent with the corresponding adjustment mechanism in the UNA Existing ABL Facility.

*  As such amount may be increased in connection with a Commitment Increase or decreased in connection with a permanent decrease in any of the Commitments, in each instance in a manner consistent with the corresponding adjustment mechanism in the UNA Existing ABL Facility.

Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans.

The ABL Borrowers may select interest periods of 14 days or one, two, three or six months (or 9 or 12 months if available to the ABL Lenders) for LIBOR loans. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

If all or a portion of the principal of or interest on any loan or any fee, commission or other amount payable under any of the loan documentation for the ABL Facility is not paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest from the date of such non-payment until such amount is paid in full (after as well as before judgment) (x) in the case of overdue principal, at the rate that would be otherwise applicable thereto plus 2% per annum, (y) in the case of overdue interest, at the non-default rate that would be applicable to principal of the related loan plus 2% per annum and (z) in the case of any overdue fee, commission or other amount, at the non-default rate that would be applicable to principal of loans bearing interest based on the Base Rate plus 2% per annum. Any such default interest shall be payable from time to time upon demand.

Anything contained herein to the contrary notwithstanding, the interest rates and related terms applicable to loans in Canadian dollars shall be based on customary provisions for facilities of this type (including interest based on the BA Rate) reflecting the pricing set forth above, in each case consistent with the provisions set forth in the UNA Existing ABL Facility.

Commitment Fee:	Commencing on the Closing Date, a commitment fee of (a) so long as utilization of the ABL Facility is more than 66%, 0.250% per annum, (b) so long as utilization of the ABL Facility is more than 33% but is equal to or less than 66%, 0.375% per annum, and (c) so long as utilization of the ABL Facility is equal to or less than 33%, 0.500% per annum, shall be payable on the actual daily unused portions of the ABL Facility. Such fee shall be payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date. Swingline Loans will not be considered utilization of the ABL Facility for purposes of this calculation.

Letter of Credit Fees:	Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin from time to time applicable to LIBOR loans. Such fees will be (a) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and (b) shared proportionately by the ABL Lenders. In addition, a fronting fee shall be payable quarterly to the Fronting Bank for its own account, in an amount of 0.125% per annum on the undrawn face amount of each Letter of Credit.

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type and consistent with that in the UNA Existing ABL Facility, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability and reserves (including with respect to the Dodd Frank Wall Street Reform and Consumer Protection Act and Basel III, subject to similar treatment as similarly situated borrowers and notification requirements), without proration or offset and payments free and clear of withholding or other taxes (subject to customary exceptions to be mutually agreed).

Expenses:	The ABL Borrowers will pay all reasonable and documented costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the reasonable and documented legal fees of counsel to the ABL Administrative Agent and the ABL Arrangers, regardless of whether or not the ABL Facility is closed. The ABL Borrowers will also pay the expenses of the ABL Administrative Agent and the ABL Lenders in connection with the enforcement of any of the loan documentation, including, but not limited to, reasonable attorneys’ fees on terms consistent with the corresponding expense reimbursement terms set forth in the UNA Existing ABL Facility.

EXHIBIT E

Summary of Amendment to UNA Existing ABL Facility

This note summarizes the amendments to be made to the Amended and Restated Credit Agreement dated as of October 14, 2011 (the “ABL”) to facilitate the proposed acquisition by Union of Republic (the “Merger”) and subsequent reorganization of URNA and the other subsidiary holding companies that will be owned by Union. A few other changes to the ABL are also to be made as summarized below. Each required change is identified below, together with the proposed amendment. Terms used and not otherwise defined in this note have the meanings given to them in the ABL.

Amendments to permit merger of URNA (defined in the ABL as “the Company”) into a new subsidiary holding company referred to as New URNA

1.	Mergers, Consolidations or Sales. As currently contemplated, immediately following the merger of Republic into Union, the Company, which is a Delaware corporation, and certain subsidiary holding companies of Republic will be merged into New URNA, a newly formed Delaware corporation that will be wholly owned by Union. Section 8.10(b)(i)(2) of the ABL currently requires that the Company be the surviving Person in any merger, consolidation or amalgamation involving the Company. The ABL will be amended to modify this requirement so that New URNA can be the surviving Person. New URNA will assume all of the obligations of the Company as a Borrower and Guarantor under the ABL and its obligations will be guaranteed by all the material domestic subsidiaries of Republic as well as URNA and secured by Collateral held by New URNA and those guarantors.

Proposed Amendment:

Section 8.10(b)(i) shall be modified as follows:

“(i) any Obligor or any Subsidiary of an Obligor may be merged or amalgamated with or into (w) any Obligor that is domiciled and is resident in the same country as such Obligor or Subsidiary, (x) any other Person that is domiciled and is resident in the same country as such Obligor or Subsidiary or (y) any other Person if the Person formed by or surviving such merger, consolidation or amalgamation is domiciled and is resident in the same country as such Obligor or Subsidiary; provided, that (1) if Holdings is involved in such merger, consolidation or amalgamation, the continuing or surviving Person shall be Holdings, (2) if the Company is involved in such merger, consolidation or amalgamation, the continuing or surviving Person shall be the Company or, pursuant to the Permitted URNA Merger, New URNA, (3) in the case of such a merger, consolidation or amalgamation involving an Obligor, the continuing or surviving Person shall be an Obligor and (except to the extent such continuing or surviving Person is Holdings) wholly-owned Subsidiary (and, to the extent such continuing or surviving Person was not an Obligor prior to such merger, consolidation or amalgamation, it shall expressly assume all obligations as an Obligor under the Loan Documents pursuant to documentation reasonably satisfactory to the Agent), and (4) in the case of such a merger, consolidation or amalgamation of any Obligor or Subsidiary with any Person which is not an Obligor or Subsidiary prior thereto, such merger, consolidation or amalgamation must satisfy all conditions to be a Permitted Acquisition (other than, in the case of a merger, consolidation or amalgamation involving a Subsidiary that is not an Obligor, the requirement in the definition of Permitted Acquisition that such acquisition be made by an Obligor);”

2.	Definition of the “Company”. Consistent with the amendment above to permit the merger of the Company into New URNA, the definition of the Company needs to be amended to refer to New URNA, which will be the successor of URNA.

Proposed Amendments:

The definition of the Company shall be modified as follows: “(i) prior to the Permitted URNA Merger, United Rentals (North America), Inc., a Delaware corporation (“URNA”), and (ii) from and after the Permitted URNA Merger, New URNA, with offices at Five Greenwich Office Park, Greenwich, Connecticut 06831 (URNA prior to the Permitted URNA Merger and New URNA from and after the Permitted URNA Merger, the “Company”).”

“New URNA” will be defined as the Delaware corporation into which URNA is intended to be merged in connection with the Merger Transaction.

“Permitted URNA Merger” will be defined as the merger of URNA and RIII into New URNA, with New URNA as the surviving Person, so long as (i) such merger is substantially contemporaneous with the consummation of the Merger Transaction and consummated in accordance with the terms of the Merger Documentation and all Requirements of Law, (ii) contemporaneously with such merger New URNA shall expressly assume all Obligations of URNA under this Agreement and the other Loan Documents pursuant to an accession agreement in substantially the form attached as Exhibit [_] to [define amendment], (iii) contemporaneously with such merger there shall have been made a filing of a proper financing statement naming the Agent, as secured party, and the Company (after giving effect to such merger), as debtor, with the secretary of state of the state of organization of New URNA (after giving effect to such merger) in a form (including as to the description of collateral) substantially similar to the financing statement filed by the Agent against URNA with the secretary of state of the state of Delaware in connection with the closing of the ABL and (iv) New URNA shall have delivered to the Agent on the Merger Closing Date such opinions of counsel, board of directors (or similar) resolutions and other documents and certificates of the type delivered by or on behalf of URNA pursuant to Sections 9.1(c), 9.1(g) and 9.2(c), with each of the foregoing to be in form and substance substantially similar to the opinions of counsel, resolutions and other documents and certificates previously delivered by or on behalf of URNA on October 14, 2011 (which opinions shall in any event opine that neither the Permitted URNA Merger nor the assumption or incurrence of Debt in connection therewith violates or results in a breach of the terms of the documentation governing any of the Existing Public Debt, the Existing Securitization Facility or any material Debt assumed or incurred by New URNA in connection with the Permitted URNA Merger).

The “Merger Transaction”, the “Merger Closing Date” and the “Merger Documentation” will be defined in the amendment to the ABL by reference to the Merger Agreement. The merger of Target with and into Holdings with Holdings as the surviving entity in accordance with the terms of the Merger Agreement and all Requirements of Law shall be deemed to be a “Permitted Acquisition”; provided that, as an additional condition to funding any borrowing under the ABL to finance any portion of the Merger Transaction (in lieu of the certificate delivery requirement in the definition of Permitted Acquisition which would otherwise need to be satisfied), the Company shall deliver to the Agent a Borrowing Base Certificate showing sufficient availability for such borrowing.

Amendments to clarify right to Incur Secured Debt

3.	Eligible Rental Equipment. Union intends to incur additional secured debt in connection with the Merger having Liens that will be contractually subordinated to the ABL obligations. Paragraphs (b) and (h) of the definition of Eligible Rental Equipment need to be modified in order to reflect the incurrence by Union of secured debt that shares in the ABL collateral package as permitted by Section 8.13(u) of the ABL.

Proposed Amendments:

Clause (b) of the definition of Eligible Rental Equipment shall be modified as follows:

“(b) that is not owned by such Obligor free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure performance by such Obligor with respect to that Equipment), except the Liens in favor of the Agent, on behalf of itself and the other Secured Parties (and other than Permitted Priority Liens, Permitted Liens permitted under paragraph (u) of the definition thereof and any bailee, warehouseman, landlord or similar non-consensual Liens having priority by operation of law to the extent the requirements for the exceptions in subclauses (ii) or (iii) of clause (c) below are satisfied with respect to the relevant Rental Equipment);”

Clause (h) of the definition of Eligible Rental Equipment shall be modified as follows:

“(h) that is not subject to a first priority Lien in favor of the Agent on behalf of itself and the applicable Secured Parties, subject to no other Liens (other than Permitted Priority Liens, Permitted Liens permitted under paragraph (u) of the definition thereof and any bailee, warehouseman, landlord or similar non-consensual Liens having priority by operation of law to the extent the requirements for the exceptions in subclauses (ii) or (iii) of clause (c) above are satisfied with respect to the relevant Rental Equipment);

provided that it shall not be necessary to identify the vehicle numbers with respect to Rental Equipment located in Canada in any PPSA filings as a prerequisite for such Rental Equipment to constitute “Eligible Rental Equipment” hereunder;”

4.	Validity and Priority of Security Interest Representation and Warranty. Likewise, the representation and warranty set forth in Section 7.2 needs to be modified in order to reflect the incurrence by Union (or New URNA) of secured debt in connection with the Merger that shares in the ABL collateral package as permitted by Section 8.13(u) of the ABL.

Proposed Amendment: Section 7.2 shall be modified as follows:

“7.2 Validity and Priority of Security Interest. Upon execution and delivery thereof by the parties thereto, the Security Documents will be effective to create legal and valid Liens on all the applicable Collateral in favor of the Agent for the benefit of the Agent, the Letter of Credit Issuers, the Lenders and the other Secured Parties, except as may be limited by applicable foreign and domestic bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and, upon the taking of such actions set forth in the Security Documents, such Liens (a) constitute perfected and continuing Liens on all of the applicable Collateral, (b) have priority over all other Liens on the Collateral, except for Permitted Priority Liens and Permitted Liens permitted under paragraph (u) of the definition thereof that are pari passu in priority with the Agent’s Liens, and (c) are enforceable against each Obligor granting such Liens.”

5.	Restrictive Agreements. The debt to be incurred to fund the Merger and the existing Republic debt to be assumed by New URNA contains customary restrictions on Restricted Payments by New URNA and limitations on debt incurrence that limit guarantees. These limitations will not affect the payment of distributions to New URNA to fund debt repayments under the ABL or guarantees of the ABL obligations. Section 8.19 of the ABL will be amended to clarify that the restrictions in these agreements and certain other Permitted Debt are permitted.

Proposed Amendment: Section 8.19 shall be modified as follows:

“8.19 Restrictive Agreements. Neither Holdings nor any of its Subsidiaries shall enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary of the Company to (i) pay dividends or other Distributions with respect to any of its equity interests, (ii) make or repay loans or advances to the Company or any other Subsidiary or (iii) guarantee Debt of the Company or any other Subsidiary; provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law or by any Loan Document, (b) customary restrictions and conditions contained in agreements relating to the sale of capital stock or the assets of a Subsidiary pending such sale, so long as such restrictions and conditions apply only to the Subsidiary or assets to be sold and such sale is permitted hereunder, (c) restrictions and conditions imposed on any Foreign Subsidiary that is not an Obligor by the terms of any Debt of such Foreign Subsidiary permitted to be incurred hereunder, ~~and~~ (d) restrictions and conditions contained in any agreement or other instrument governing Debt or equity interests of a Person, the equity interests of which Person are acquired by the Company or any Subsidiary of the Company in a Permitted Acquisition or other investment permitted hereunder, as in existence at the time of such acquisition (but not created in connection with or in contemplation thereof), which restriction or condition is not at any time applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or the assets of the Person, so acquired, (e) restrictions and conditions contained in joint venture agreements and other similar agreements entered into in the ordinary course of business, so long as such restrictions and conditions apply only to the interests in the respective joint venture, similar entity formed thereunder or any special purpose entity, the assets of which are comprised primarily of ownership interests in joint ventures and assets related thereto, (f) restrictions and conditions existing on the Closing Date contained in any agreement governing Existing Public Debt or listed on Schedule 8.13 (other than any capital leases, agreements relating to letters of credit or the intercompany note described on such schedule) and restrictions and conditions existing on the Merger Closing Date contained in any agreement governing Merger Financing Debt and Existing RSC Public Debt, (g) customary restrictions and conditions contained in any agreement governing Permitted Debt incurred after the amendment effective date if such restrictions and conditions contained in any such agreement taken as a whole are not materially less favorable to the Lenders than such restrictions and conditions contained in Existing Public Debt or agreements listed on Schedule 8.13 (other than any capital leases, agreements relating to letters of credit or the intercompany note described on such schedule) as in effect on the Closing Date (as determined in good faith by the Company), and (h) restrictions and conditions in any agreement that amends, extends, refinances, renews or replaces any agreement described in the foregoing clauses and which amendment, extension, refinancing, renewal or replacement is permitted hereunder, provided that such restrictions and conditions of any such agreement are not materially less favorable to the Lenders than those corresponding restrictions and conditions under or pursuant to the agreement amended, extended, refinanced, renewed or replaced.”

“Merger Financing Debt” will be defined with reference to senior secured or unsecured notes or bridge loans contemplated to finance a portion of the acquisition. “Existing RSC Public Debt” will be defined with reference to the existing 9.50%, 10.25% and 8.25% senior notes that are intended to remain outstanding after the merger.

Additional Actions Required in connection with the Merger

6.

Additional Obligors. Section 8.25 of the ABL would require that certain Subsidiaries of Republic acquired by New URNA become Obligors under the ABL within 30 days of acquisition, although Section 8.25 also permits the Agent to extend the 30-day period. In light of the anticipated size and complexity of the Merger, the ABL would be amended to provide that New URNA has 60 days (subject to the Agent’s right to extend in its sole discretion) to complete the steps required to make the Republic subsidiaries Obligors under the ABL. Such section would also be amended to require that, within such 60 day period (subject to the Agent’s right to extend in its sole discretion), any Canadian subsidiaries of Republic acquired by New URNA and its direct equity owner would comply with Section 8.25(b) of the ABL as if such Canadian subsidiary were acquired by a Canadian Obligor.

7.	Bank and Securities Accounts; Cash Dominion. Section 8.27(a) of the ABL requires Obligors to deliver Blocked Account Agreements with respect to each Material Account. To permit additional time for these agreements to be put in place for any Material Account that is acquired or transferred to New URNA or any other Obligor in connection with the Merger, the ABL would be amended to provide that the Obligors will cause Blocked Account Agreements for any new Material Accounts acquired to be delivered within 60 days (subject to the Agent’s right to extend in its sole discretion) of the closing of the Merger.

8.

Conditions of Lending. As a condition precedent to disbursements under the ABL, Section 9.2(c) of the ABL requires URNA to deliver calculations demonstrating pro forma compliance with the indebtedness covenants in its existing 8 3/8%, 9  1/4% and 10 7/8% Notes. This requirement would be amended to include the indebtedness covenants in the Republic 9.50%, 10.25% and 8.25% Note indentures assumed by New URNA in connection with the Merger and in the indentures or loan agreements governing or evidencing the senior secured and unsecured notes or bridge loans contemplated to finance a portion of the Republic acquisition and any Refinancing Debt.

9.	Change of Control. Clause (d) of the Change of Control definition would be amended to include the indentures governing the Republic 9.50%, 10.25% and 8.25% Notes and the indentures or loan agreements governing or evidencing the senior secured and unsecured notes or bridge loans contemplated to finance a portion of the Republic acquisition and any Refinancing Debt. The definition of Continuing Directors would also be amended to provide that the three directors of Target appointed to the board of directors of Holdings pursuant to the Merger Documentation will be deemed Continuing Directors on the Merger Closing Date.

10.	Amendment of Certain Debt Documents. Section 8.33(a) of the ABL shall be amended to also apply to the existing Republic 9.50%, 10.25% and 8.25% senior notes that are intended to remain outstanding after the merger and the senior secured and unsecured notes or bridge loans contemplated to finance a portion of the Republic acquisition and any Refinancing Debt in respect thereof.

11.	Senior ABL Agreement and Credit Facility. Representations and warranties to be added to the effect that, after giving effect to the merger, the ABL constitutes the “Senior ABL Agreement” and a “Credit Facility” as such terms are defined in each of the indentures governing the Republic 9.50%, 10.25% and 8.25% Notes. The Company will also designate the ABL as a “Credit Facility” in the ABL.

12.	Escrow of Note Proceeds. In certain circumstances, the Company may elect to utilize a Delaware special purpose vehicle (other than Newco) (“Funding SPV”) to issue secured and unsecured notes to finance a portion of the Merger Transaction, the proceeds from which, together with additional amounts to cover required redemption fees or penalties for redemption of such notes and accrued interest on such notes, would be held in escrow until the Merger Closing Date (or such earlier date as required by the escrow terms). Funding SPV will be formed for the sole purposes of issuing the secured and unsecured notes and to hold the proceeds from such issuances and the other aforesaid amounts in escrow, subject to terms and conditions to be agreed in connection with the notes offerings. Funding SPV will have no other function and will engage in no other activities or hold any other assets, grant any Liens (except as provided below) or incur any liabilities except liabilities under the secured and unsecured notes or the escrow terms. An override provision will be added to the Amendment to exclude Funding SPV from the covenants (other than the Debt covenant, under which such Debt shall have been permitted in order for such override to be effective) and representations and warranties provisions of the ABL and from any requirements that Funding SPV guarantee the Obligations or grant Liens in its assets to secure the Obligations, in each instance, so long as Funding SPV is holding the proceeds and other aforesaid amounts in escrow and neither the Funding SPV nor any of its affiliates is violating the terms of this paragraph. If such Debt is permitted to be incurred under the Debt covenant, each of the Borrower, each other domestic Obligor and their respective domestic subsidiaries will be permitted to provide guarantees to support Funding SPV’s obligations under the secured and unsecured notes and, in the case of the secured notes, grant Liens to support its guarantee obligations (such Liens to be junior and subordinate to the Liens of the Agent and subject to the terms of an Intercreditor Agreement) to the extent the Borrower, each other domestic Obligor and their respective domestic subsidiaries provide similar guarantees or grants of Liens in support of the U.S. Obligations. No Obligor or any of its subsidiaries will be permitted to transfer monies or other properties to the Funding SPV or enter into any activities or transactions with the Funding SPV, in each instance other than as expressly provided in the preceding sentence.

Other Amendments to ABL

13.	Out of Formula Condition. Section 4.2 of the ABL will be amended to correct a technical error in the formulation of the out-of-formula amount. The section would be amended as follows:

“4.2 Out-of-Formula Condition . The U.S. Borrowers and the Canadian Borrower shall immediately pay to the Agent, for the account of the Lenders and/or to cash collateralize Letters of Credit pursuant to Section 2.4(g), upon demand, (a) in the case of the U.S. Borrowers, the amount, if any, by which the amount of the Aggregate U.S. Revolver Outstandings exceeds at any time (I) the lesser of (i) the Maximum U.S. Revolver Amount and (ii) the U.S. Borrowing Base minus (II) the Aggregate Canadian Revolver Outstandings Funded On U.S. Borrowing Base, and (b) in the case of the Canadian Borrower, the amount, if any, by which the amount of the Aggregate Canadian Revolver Outstandings exceeds at any time the lesser of (i) the Maximum Canadian Revolver Amount and (ii) the sum of the Canadian Borrowing Base and the U.S. Availability (any such condition under clause (a) or (b) being an “Out-of-Formula Condition”), except that no such payment shall be required if a Out-of-Formula Condition is created solely as a result of an Agent Advance.”

14.	Specified Loans. The definitions of “Exposure Exchange Date”, “Exposure Exchange Percentage” and “Designated Obligations” shall be amended to include Specified Loans and Section 2.11(a) of the ABL shall be amended to provide for the conversion of Specified Loans to be maintained in Dollars and bear interest payable in Dollars based upon the Base Rate, similar to the Canadian Revolving Loans (certain definitions and/or provisions will also need technical modifications so that they will be subject to Section 2.11(a) as so amended). The definitions of “Revolving Credit Lender” and “U.S. Lender” will also be amended to include Specified Loans.

15.	Applicability of Permitted Debt exceptions to Holdings. The lead-in to Section 8.13 (Debt) of the ABL currently only provides for exceptions for Permitted Debt incurred by the Borrowers and their subsidiaries. Certain of the listed exceptions expressly permit Holdings to incur or maintain Debt. The lead-in to Section 8.13 of the ABL will be modified so that the exceptions apply to Holdings to the extent of any listed exception that specifically refers to Holdings (mentioning its name specifically and not merely in its capacity as an Obligor), including any Debt on Schedule 8.13 to the ABL which specifically refers to Holdings as an obligor thereon.

Conditions Precedent to Funding: Those in Section 9.2 of the ABL, with no amendment thereto except as provided in Item 8 above. Additionally, the Borrowing Base Certificate requirement at the end of Item 2 above.

EXHIBIT F

CONDITIONS PRECEDENT

$650.0 MILLION SENIOR SECURED BRIDGE FACILITY

$1,550.0 MILLION SENIOR UNSECURED BRIDGE FACILITY

$1,800.0 MILLION ABL REVOLVING CREDIT FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit F is attached.

1. Conditions Applicable to the Facilities. The commitments of the Lenders in respect of the Facilities (other than any commitments in respect of the UNA Existing ABL Facility which will be subject to the conditions precedent contained therein) and the closing and the initial extension of credit thereunder will be subject solely to satisfaction of the conditions precedent set forth in the third paragraph of Section 1 of the Commitment Letter, the conditions precedent set forth in the applicable Term Sheet under the heading “Conditions Precedent to Funding”, the conditions set forth in Sections 2 and 3 below, to the extent applicable, and the following additional conditions precedent:

(a) Consummation of the Acquisition. The Acquisition, the Refinancing, and the other Transactions shall be consummated concurrently with the initial funding of the Facilities substantially in accordance with the agreement and plan of merger, dated as of the date hereof, among Holdings and the Target (together with all exhibits and schedules thereto, collectively, as amended from time to time as permitted under this clause (a), the “Merger Agreement”), and the Merger Agreement will not have been amended or waived at any time, or from time to time, after the execution and delivery thereof, in a manner materially adverse to the Lenders unless consented to by the Lead Arrangers (it being understood that any change in the purchase price of the Acquisition shall be deemed to be materially adverse to the Lenders, except (i) any decrease in the purchase price of 5% or less of the aggregate consideration payable in connection with the Acquisition shall not be material and adverse to the interests of the Lenders; provided that such reduction is allocated to reduce the aggregate equity consideration and aggregate cash consideration on a pro rata basis, with the amount of the reduction in the aggregate cash consideration to reduce on a dollar-for-dollar basis the Commitment Parties’ commitments to, firstly the Senior Unsecured Bridge Facility, then secondly the Senior Secured Bridge Facility and (ii) any increase in the purchase price shall not be materially adverse to the Lenders so long as such increase is solely funded by (x) the cash proceeds from an issuance of common stock of Holdings or (y) consideration in the form of an issuance of common stock of Holdings, or a combination thereof). Immediately following the Transactions, (x) neither Holdings, the Borrower nor any of their respective subsidiaries shall have any indebtedness for borrowed money or preferred equity other than (i) the Notes and/or the Bridge Facilities, (ii) the UNA ABL Facility, (iii) the Existing Public Debt, (iv) RIII’s existing 9.50% senior notes due 2014, 10.25% senior notes due 2019 and 8.25% senior notes due 2021, (v) Existing Securitization Facility, as such facility may, subject to paragraph (b) below, be amended, replaced or increased in connection with the Acquisition, (vi) capital lease obligations of the Borrower and the Target disclosed in publicly available documents, (vii) any indebtedness of the Target and its subsidiaries permitted to be incurred pursuant to the Merger Agreement (as originally in effect) prior to the consummation of the Acquisition (other than indebtedness described in clauses (9)(a)(i) and (ii) in Exhibit A) and (viii) such other existing indebtedness for borrowed money, if any, as shall be permitted by the Lead Arrangers (all indebtedness described in clauses (ii) (unless pursuant to the UNA Replacement ABL Facility), (iii), (iv), (v), (vi) and (viii), the “Permitted Surviving Debt”) and (y) all indebtedness described in sub-clauses (iii) and (iv) of the preceding clause (x) outstanding on the date hereof shall remain outstanding. The Administrative Agents shall have received satisfactory evidence of repayment of all indebtedness to be repaid on the Closing Date and the discharge (or the making of arrangements for discharge) of all liens other than liens permitted to remain outstanding under the Financing Documentation.

(b) Fees and Expenses. All accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) to the extent invoiced no later than three days prior to the Closing Date and other compensation payable to the Administrative Agents, the Lead Arrangers and the Lenders in accordance with the terms of the Commitment Letter, the Joint Fee Letter and any other written agreement between you and any one or more of us in connection with the Transactions shall have been paid.

(c) Financial Statements; Pro Formas. The Lead Arrangers shall have received (i) as soon as available, U.S. GAAP audited consolidated balance sheets for each of the last two fiscal years, and related statements of income, stockholders’ equity and cash flows of each of UNA and the Target for each of the last three fiscal years, in each case ended more than 60 days prior to the Closing Date (the “Audited Financial Statements”), (ii) as soon as available and in any event within 40 days after the end of each fiscal quarter (other than the last fiscal quarter of a fiscal year) ended after the last day of the last fiscal year for which financial statements are required pursuant to preceding clause (i), unaudited consolidated balance sheets and related statements of income and cash flows of each of UNA and the Target for such fiscal quarter, for the period elapsed from the beginning of the fiscal year referenced above to the end of such fiscal quarter and for the comparable periods of the preceding fiscal year (with respect to which the independent auditors shall have performed an SAS 100 review)and (iii) a pro forma consolidated balance sheet of the Borrower as of the last day of the most recently ended fiscal quarter ended at least 55 days prior to the Closing Date (after giving effect to the Transaction) and related pro forma consolidated statement of income for the Borrower for the most recently completed fiscal year ended at least 75 days prior to the Closing Date, prepared as if the Transaction had occurred at the beginning of such period, which pro forma financial statements shall meet the requirements of Regulation S-X promulgated under the Securities Act for a registered public offering of non-convertible debt securities of the Borrower (including the Target). The financial statements referred to in clauses (i) and (ii) shall be prepared in accordance with accounting principles generally accepted in the United States. The Lead Arrangers hereby acknowledge that the financial statements filed with the Securities and Exchange Commission prior to the date of this Commitment Letter are deemed to have been received by the Lead Arrangers for the purposes of this condition.

(d) Patriot Act. Holdings, the Borrower and each of the guarantors under the Facilities shall have provided to the Lenders the documentation and other information requested by the Lenders in writing at least ten days prior to the Closing Date that are required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the Patriot Act.

(e) Representations. All Specified Representations under the applicable Financing Documentation, the Merger Agreement Representations and, in the case of the UNA Existing ABL Facility if same will remain outstanding and not be replaced by the UNA Replacement ABL Facility on the Closing Date, the representations and warranties under the UNA Existing ABL Facility as amended by the ABL Amendment, shall in each case be true and correct.

(f) Miscellaneous Closing Conditions. The Lenders under each Facility shall have received a customary opinion from Sullivan & Cromwell LLP as counsel for the Borrower and the guarantors under such Facility (which shall include, without limitation, satisfactory opinions with respect to the Transactions and Facilities causing “no conflicts” with or under any Permitted Surviving Debt and of local counsel, as the case may be, and such other customary opinions, corporate resolutions, certificates and closing documentation (including, but not limited to, a solvency certificate from the Chief Financial Officer of Holdings or the Borrower in substantially the form of Annex A hereto.

2. Additional Bridge Facilities Conditions. In addition, commitments of the Senior Secured Bridge Lenders in respect of the Senior Secured Bridge Facility and the Senior Unsecured Bridge Lenders in respect of the Senior Unsecured Bridge Facility and the closing and funding thereunder will be subject to the satisfaction of the following additional conditions precedent:

(a) Offering Memorandums. The Borrower shall use commercially reasonable efforts to (i) ensure that the Investment Banks and the Lead Arrangers each shall have received, not later than the earlier of (a) 20 days prior to the Closing Date and (b) 160 days after the date hereof, a draft preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (the “Offering Document”) suitable for use in a customary “high-yield road show” relating to the Notes (consisting of audited consolidated balance sheets of the Borrower for 2011 and 2010, related statements of income and cash flows of the Borrower for 2011, 2010 and 2009, unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100) for each fiscal quarter ended after 2011 and at least 45 days prior to the Closing Date, and pro forma financial statements for the most recently completed fiscal year and any subsequent interim period for which financial statements are required, prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, unless otherwise agreed, provided that no separate subsidiary guarantor financial statements shall be required, and if the securities will be issued pursuant to a public offering (which shall be subject to the consent of the Borrower), a registration statement and if such registration statement is filed, the Borrower will cause such registration statement to comply as to form with applicable rules and regulations and contain all legally required disclosures, and to become effective as soon as practicable thereafter), (ii) cause the independent registered public accountants of the Borrower and the Target to render customary “comfort letters” (including customary “negative assurances”) with respect to the financial information in the Offering Document, (iii) cause the senior management and other representatives of Holdings and (to the extent contemplated under the Merger Agreement) the Target to provide reasonable access in connection with due diligence investigations and to cause the senior management and other senior executive of Holdings participate in a customary high-yield “road show,” for a consecutive 17 day period commencing on the date of delivery of the Offering Document referred to in clause (i) (at no time during which period the financial information in the Offering Document shall be “stale”); provided that such 20 day period shall begin on or after January 3, 2012 and (iv) obtained the Ratings prior to the commencement of such 20 day period (it being understood that the obtaining of any specific rating level is not a condition hereunder).

(b) UNA ABL Facility. Concurrently with the borrowings under the Senior Secured Bridge Facility and the Senior Unsecured Bridge Facility, (x) either the (i) ABL Amendment shall be effective or (ii) Replacement ABL Documentation shall have been executed and delivered and (y) the Borrower shall have available cash from proceeds under the UNA ABL Facility and/or available cash on hand sufficient (when taken together with the proceeds of the Bridge Facilities or the Notes) to meet its payment obligation under the Merger Agreement.

3. Additional UNA Replacement ABL Facility Conditions. In addition, commitments of the ABL Lenders in respect of the UNA Replacement ABL Facility and the closing and funding thereunder will be subject to the satisfaction of the following additional conditions precedent:

(a) Bridge Facilities/Notes. Concurrently with the borrowings under the UNA Replacement ABL Facility, (i) to the extent borrowings are made under the applicable Bridge Facility, the Senior Secured Bridge Documentation and the Senior Unsecured Bridge Documentation, as the case may be, shall have been executed and delivered, and (ii) the Borrower shall have received gross proceeds of $2,200.0 million (as may be reduced pursuant to the last sentence of the second paragraph in the Commitment Letter) either from borrowings thereunder or the issuance and sale of the Senior Secured Notes and/or Senior Unsecured Notes, as the case may be.

(b) Collateral. Subject to the Funds Certain Provisions, (i) the Collateral Agent shall have a perfected, first priority security interest in and lien on all “Collateral” under, and as defined in, the UNA Existing ABL Facility, (ii) all filings, recordations and searches necessary in connection with such liens and security interests shall have been duly made and (iii) all filings and recording fees and taxes shall have been duly paid.

(c) ABL Amendment. The ABL Amendment shall not have become effective on or prior to the Closing Date.

(d) Refinancing of UNA Existing ABL Facility. Substantially concurrently with the initial borrowing under the UNA Replacement ABL Facility, the UNA ABL Lead Arrangers shall have received satisfactory evidence of repayment of all indebtedness and termination of all commitments under the UNA Existing ABL Facility and the discharge (or the making of arrangements for discharge) of all liens thereunder.

(e) ABL Marketing Period. The UNA ABL Lead Arrangers shall have been afforded a period of not less than 30 consecutive calendar days after completion of a customary confidential information memorandum with respect to the UNA Replacement ABL Facility to market and syndicate the UNA Replacement ABL Facility.

Annex A

Form of Solvency Certificate2

This Solvency Certificate (this “Certificate”) is delivered pursuant to paragraph 1(f) of Exhibit F to the Commitment Letter, dated as of December 15, 2011 (the “Commitment Letter”), by and among the Commitment Parties and United Rentals, Inc., a Delaware corporation (“Holdings”). Unless otherwise defined herein, terms used in this Certificate shall have the meanings set forth in the Commitment Letter.

I,             , the Chief Financial Officer of Holdings, DO HEREBY CERTIFY on behalf of the Borrower, a wholly owned subsidiary of Holdings, that as of the date hereof, based on the facts and circumstances as they exist on the date hereof and after giving effect to the consummation of the Transactions and the incurrence and assumption of indebtedness related thereto:

1.	The sum of the liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and its subsidiaries, on a consolidated basis.

2.	The present fair saleable value of the assets of the Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the liabilities (including contingent liabilities) of the Borrower and its subsidiaries as they become absolute and matured.

3.	The capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.	The Borrower and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities (including current obligations), beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5.	The Borrower and its subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

6.	For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

[2]

Form to be modified in connection with the delivery of the solvency certificate under the UNA Replacement ABL Facility, such that the solvency certificate is provided on behalf of Holdings and the statements are made in respect of Holdings and its subsidiaries (as opposed to the Borrower and its subsidiaries).

7.	I am generally familiar with the business and financial position of the Borrower and its subsidiaries. In reaching the conclusions set forth in this Certificate, I have made such other investigations and inquiries as I have deemed reasonably necessary to enable me to express an informed opinion as to the matters referred to herein.

This Certificate has been executed by the undersigned solely in his corporate capacity and he shall have no personal liability as a result of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate, solely in the undersigned’s capacity as Chief Financial Officer of Holdings, on behalf of the Borrower and its subsidiaries and not in the undersigned’s individual or personal capacity, this             day of [            ], 20[ ].

UNITED RENTALS, INC.

By:
Name:
Title: